UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PerkinElmer, Inc.

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March 12, 2014

Dear Shareholder:

We cordially invite you to attend the 2014 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 22, 2014, at 10:30 a.m. at our corporate offices at 940 Winter Street, Waltham, Massachusetts.

The attached notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2014

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 22, 2014, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation;

4.	A proposal to re-approve the PerkinElmer, Inc. 2009 Incentive Plan; and

5.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 24, 2014 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

March 12, 2014

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, please return the card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the PerkinElmer, Inc. 2014 annual meeting of shareholders, we call your attention to the following information about the annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the PerkinElmer, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended December 29, 2013.

Annual Meeting of Shareholders

• Date and Time:	April 22, 2014 at 10:30 a.m. (Eastern Time)

• Place:	PerkinElmer, Inc. corporate offices at 940 Winter Street, Waltham, MA 02451

• Record Date:	February 24, 2014

• Voting:	If you are a “record holder” of shares as of the record date, you may vote your shares. You may vote either in person at the annual meeting, or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like the shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares.

• Admission:	You are entitled to attend the annual meeting if you were a shareholder as of the record date. If your shares are held in street name, you must bring an account statement or letter from the record holder of your shares showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the annual meeting.

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of eight directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	5

(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.	FOR	62

(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	62

(4) To re-approve the PerkinElmer, Inc. 2009 Incentive Plan.	FOR	63

i

Director Nominees

The following table provides summary information about the eight directors nominated for re-election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Committee Memberships	Independent?
Peter Barrett	61	2012	Partner, Atlas Venture	Audit; Nominating & Corporate Governance	Yes
Robert F. Friel	58	2006	Chairman, CEO and President of PerkinElmer	Finance	No
Nicholas A. Lopardo	67	1996	Chairman and CEO of Susquehanna Capital Management Group	Lead Director; Compensation & Benefits (Chair); Finance	Yes
Alexis P. Michas	56	2001	Managing Partner of Juniper Investment Company, LLC	Finance (Chair); Nominating & Corporate Governance	Yes
James C. Mullen	55	2004	Chief Executive Officer of Patheon Inc.	Audit; Compensation & Benefits	Yes
Vicki L. Sato, Ph.D	65	2001	Professor, Harvard Business School and Harvard University	Nominating & Corporate Governance (Chair)	Yes
Kenton J. Sicchitano	69	2001	Retired Global Managing Partner, PricewaterhouseCoopers LLP	Audit (Chair); Compensation & Benefits	Yes
Patrick J. Sullivan	62	2008	Retired Executive Chairman of Hologic, Inc.	Audit; Compensation & Benefits	Yes

Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Eight
Number of Independent Directors	Seven
Chairman & CEO	Combined
Lead Independent Director	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Diversity (as to background, experience and skills)	Yes
Corporate Governance Guidelines	Yes

ii

Fiscal 2013 Compensation Highlights

2013 Compensation Structure.    The structure of our executive compensation program supports our business strategy by driving top-line results while remaining focused on profitability, cash flow performance and increased operating productivity, and by creating sustainable market positions for our products, technology and services. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. Not including the cost of benefits, in 2013 our Chief Executive Officer had over 85% of his target compensation at risk, and on average our other named executive officers had 72% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements).

2013 Target Total Compensation

We believe the combination of strong top- and bottom-line financial performance and a solid balance sheet creates growth in shareholder value that is sustainable over the long term.

Compensation Best Practices.    We employ the following policies and practices that are designed to ensure our executive compensation programs are well-governed, reflect market-based best practices and do not promote inappropriate risk taking:

Independent Compensation and Benefits Committee	Yes
Independent Compensation Advisor	Yes
Stock Ownership Guidelines	Yes
Elimination of Section 280G Excise Tax Gross-Ups (new agreements after July 2010)	Yes
Elimination of Single-Trigger Equity Vesting (new agreements after February 2010)	Yes
No Stock Option Repricing without Shareholder Approval	Yes
Recoupment Provision in Short-Term Incentive Plan	Yes
Anti-Hedging and Anti-Pledging Rules	Yes
Compensation Risk Assessment	Annual
Shareholder Vote to Approve Executive Compensation on an Advisory Basis	Annual

Overall, we have a strong pay-for-performance culture and have implemented compensation programs and practices creating alignment with the interests of our shareholders. Further information regarding our executive compensation programs is found in the proxy statement under “Compensation Discussion and Analysis” beginning on page 22.

Whether or not you plan to attend the annual meeting of shareholders, we hope you will review carefully the entire proxy statement and submit a proxy so that your shares will be represented and voted at the annual meeting.

iii

PROXY STATEMENT

General Information

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 22, 2014 at 10:30 a.m., at our corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, and at any adjournment of that meeting. The date of this proxy statement is March 12, 2014, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 24, 2014 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 112,853,524 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposal No. 1 to elect eight nominees for director for terms of one year each, FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year, FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation, and FOR Proposal No. 4 to re-approve the PerkinElmer, Inc. 2009 Incentive Plan.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following:

•	signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the meeting, or by delivering that signed proxy card in person at the meeting;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Note that if voting by Internet or telephone, you may change your vote and revoke your proxy up until 11:59 p.m. Eastern Time the day before the meeting by following the “Vote by Internet” or “Vote by Telephone” instructions, respectively, on the enclosed proxy card.

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the vote instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1), the approval of our executive compensation program (Proposal No. 3), and the re-approval of the PerkinElmer, Inc. 2009 Incentive Plan (Proposal No. 4) are all “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to Proposal No. 1, No. 3 or No. 4, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 24, 2014) in order to be admitted to the meeting on April 22, 2014. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson $25,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

We previously mailed to shareholders or are providing with this proxy statement our annual report to shareholders for 2013. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 22, 2014:

This proxy statement and the 2013 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

Householding of Annual Meeting Materials

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect eight directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for which you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 28, 2014. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

The fourth proposal is to re-approve the PerkinElmer, Inc. 2009 Incentive Plan. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the fourth proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. For the re-approval of the PerkinElmer, Inc. 2009 Incentive Plan pursuant to Proposal No. 4, the majority of the votes cast on Proposal No. 4 must be cast in favor of re-approval of the Plan. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three nor more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have eight directors, all of whose terms expire at this meeting.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2015. All of the nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2013 annual meeting.

Peter Barrett	James C. Mullen
Robert F. Friel	Vicki L. Sato, Ph.D
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Patrick J. Sullivan

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the eight nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT:    Age: 61; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts; Director of PerkinElmer since 2012. Member of the audit and the nominating and corporate governance committees.

Mr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to that, Mr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. He currently serves as a director of several privately held companies, and during the past five years has served as a director of Akela Pharma, Inc., Alnylam Pharmaceuticals, Inc., Helicos BioSciences Corporation, Momenta Pharmaceuticals, Inc. and SciClone Pharmaceuticals, Inc. Mr. Barrett is currently Vice Chairman of the Advisory Council of the Barrett Institute of Chemical and Biological Analysis at Northeastern University, as well as Adjunct Professor at the Barrett Institute. He also serves as President of the Autism Consortium, a non-profit institution. Mr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Doctoral degree in analytical chemistry from Northeastern University.

Mr. Barrett has approximately 25 years of experience in the life sciences industry, having served in leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service on the board of directors of other companies, both publicly traded and privately held, enables him to assist our board in the performance of its governance obligations.

ROBERT F. FRIEL:    Age 58; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 2006. Member of the finance committee.

Mr. Friel currently serves as Chairman, Chief Executive Officer and President of PerkinElmer. Prior to being appointed President and Chief Executive Officer in February 2008 and Chairman in April 2009, he had served as President and Chief Operating Officer since August 2007, and as Vice Chairman and President of our Life and Analytical Sciences unit since January 2006. Mr. Friel was our Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology in addition to his oversight of our finance functions, from October 2004 until January 2006. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. Prior to joining PerkinElmer, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from

Fairleigh Dickinson University. Mr. Friel is currently a director of CareFusion Corporation and Xylem Inc., and has previously served as a director of Fairchild Semiconductor Corp. and Millennium Pharmaceuticals, Inc. He also previously served on the national board of trustees for the March of Dimes Foundation.

Mr. Friel has been one of the primary architects of PerkinElmer’s transformation into a global technology leader focused on improving the health and safety of people and the environment. Mr. Friel’s 15 years of executive experience with PerkinElmer have allowed him to develop a broad knowledge of our operations and activities, and that operational and leadership experience has been essential in formulating appropriate business strategies. His current and past service on the boards of other public companies has provided him with additional insights about service as the Chairman of our board.

NICHOLAS A. LOPARDO:    Age 67; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Swampscott, Massachusetts. Director of PerkinElmer since 1996. Lead Director, Chair of the compensation and benefits committee and a member of the finance committee.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is a director of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. He served eight years as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University, and is Chairman Emeritus of the board and a lifetime trustee of the Landmark School, a premier secondary school for students with language-based learning disabilities. Mr. Lopardo is also a board member of Boston Partners in Education and USA Hockey Foundation. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

Mr. Lopardo has spent almost four decades working in positions of executive leadership within the financial services industry. His demonstrated acumen for business leadership on an international scale enables him to provide expert oversight of our senior management team in his roles as Lead Director and Chair of the compensation and benefits committee of our board. Additionally, Mr. Lopardo utilizes the skill and experience that he has developed in corporate financial matters as a member of the finance committee of our board.

ALEXIS P. MICHAS:    Age 56; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Chair of the finance committee and a member of the nominating and corporate governance committee.

Mr. Michas has been Managing Partner of Juniper Investment Company, LLC since he founded the firm in 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas was the Managing Partner and a director of Stonington Partners, Inc., an investment management firm, from 1994 to 2011. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc., or MLCP, a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994, and Senior Vice President of MLCP from 1989 to 1993. He served on the board of directors of MLCP from 1989 to 2001 and was a consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Chairman of the board of both BorgWarner Inc. and Lincoln Educational Services Corporation. Mr. Michas served as a director of AirTran Airways, Inc. until its acquisition by Southwest Airlines in 2011. Mr. Michas is also a director of Theragenics Corporation, a privately held company, and a director of a family of funds managed by Atlantic Investment Management, Inc., an investment management firm. Mr. Michas is Chairman of the board of trustees of Athens College in New York.

Mr. Michas, through his investment management background, is able to provide our board with valuable insight with respect to trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including acting as a lead director, a board chairman, and his service on a number of board committees. Mr. Michas’ wide-ranging understanding of complex financial and operational issues developed over nearly three decades of private equity and transactional experience is utilized through his position as Chair of the finance committee of our board.

JAMES C. MULLEN:    Age 55; Principal Occupation: Chief Executive Officer of Patheon Inc., a global provider of contract development and manufacturing services to the pharmaceutical and biotechnology industries based in Toronto, Canada. Director of PerkinElmer since 2004. Member of the audit and compensation and benefits committees.

Mr. Mullen joined Patheon Inc. as Chief Executive Officer and member of the board in February 2011 after retiring from his position as President and Chief Executive Officer of Biogen Idec Inc. in 2010. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer from 1999 to 2000; Vice President, International from 1996 to 1999; Vice President, Operations from 1992 to 1998; and Director, Facilities and Engineering from 1989 to 1992. In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving on the board of Patheon Inc., he has served on the board of Biogen Idec Inc. during the past five years. Mr. Mullen is also a Trustee of The Rivers School.

Mr. Mullen has extensive experience as the chief executive officer of publicly traded companies in the biotechnology and pharmaceutical fields. This experience, as well as his proven ability to lead complex technology enterprises acting on a global scale, makes him well suited for service on our board. We also benefit from his leadership and management expertise through his service on the audit and compensation and benefits committees of our board.

VICKI L. SATO, Ph.D:    Age 65; Principal Occupation: Professor of Management Practice, Harvard Business School and Professor of the Practice, Department of Molecular and Cellular Biology, Harvard University, Cambridge, Massachusetts. Director of PerkinElmer since 2001. Chair of the nominating and corporate governance committee.

Dr. Sato was appointed Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cellular Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Dr. Sato is also a business advisor to various enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum. She is currently a director of BorgWarner Inc., Bristol-Myers Squibb Company and Galapagos NV, and has served as a director of Alnylam Pharmaceuticals, Inc. and Infinity Pharmaceuticals, Inc. during the past five years. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

Dr. Sato is an accomplished scientist with an extensive background advising and leading research teams in the life sciences industry. Dr. Sato’s previous roles as chief scientific officer and vice president of research for multinational companies provide her with valuable insight into our industry, and allow her to offer guidance as we develop our technology initiatives and collaborative efforts. The expertise Dr. Sato has developed through her service on the boards of other public companies is utilized through her position as Chair of the nominating and corporate governance committee of our board.

KENTON J. SICCHITANO:    Age 69; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chair of the audit committee and a member of the compensation and benefits committee.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College, a Master of Business Administration degree from Harvard Business School, and is a certified public accountant.

Mr. Sicchitano’s depth of experience with accounting and financial reporting issues for global business enterprises enables him to provide expert guidance to our management in his role as Chair of the audit committee of our board. He also brings to the board a longstanding familiarity with internal financial controls as applied to complex organizations. Mr. Sicchitano’s service as a director of other public companies, including as a Chair of the audit committee of other public companies, brings additional valuable insight to our board.

PATRICK J. SULLIVAN:    Age 62; Principal Occupation: Retired Executive Chairman of Hologic, Inc., a women’s health diagnostic and medical device company. Director of PerkinElmer since 2008. Member of the audit and compensation and benefits committees.

Mr. Sullivan served as Executive Chairman and a director of Hologic from its merger with Cytyc Corporation in October 2007 until May 2008, having previously served Cytyc as Chief Executive Officer and a director since March 1994, Vice Chairman of the board of directors since January 2001, Chairman-elect since January 2002 and Chairman since May 2002. From March 1994 to January 2002, and from July 2002 to October 2007, Mr. Sullivan also served as President of Cytyc and from January 1991 to March 1994, as Vice President of Sales and Marketing. Prior to joining Cytyc, Mr. Sullivan was employed in key senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey & Company, an international management consulting firm. Mr. Sullivan currently serves on the board of several privately held companies and was a member of the board of directors of Gen-Probe Incorporated until its acquisition by Hologic, Inc. in 2012. He holds a Bachelor of Science degree from the United States Naval Academy and a Master of Business Administration degree from Harvard Business School.

Mr. Sullivan provides the board with valuable insight and guidance through both his experience as the chief executive officer of a publicly traded company and his service on the boards of other publicly traded companies. He possesses broad expertise in strategic planning, business development and global marketing. Mr. Sullivan’s background in diagnostics and women’s health allows him to bring to our board a broad knowledge of these important issues and their potential future impact on the Company.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Barrett, Lopardo, Michas, Mullen, Sicchitano or Sullivan, or Dr. Sato, has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2015 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders, and our corporate governance guidelines specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Friel serves as our Chairman and Chief Executive Officer. Mr. Friel has in-depth knowledge of the issues and opportunities facing the Company, allowing him to effectively develop agendas designed to focus the board’s time and attention on the most critical matters, while also leading the discussion of those matters and ultimately the execution of the resulting strategic initiatives. The combined role promotes decisive leadership and clear accountability. Our corporate governance guidelines require that if the Chief Executive Officer is also Chairman, then there should be a Lead Director elected annually by the board from the independent directors. The Chair of the nominating and corporate governance committee leads an annual process for electing a Lead Director. Mr. Lopardo currently serves as our Lead Director. The primary responsibilities of the Lead Director include communication with the Chief Executive Officer, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, which combines Mr. Friel’s fifteen years of executive experience with the Company in a variety of key leadership roles with Mr. Lopardo’s demonstrated acumen for business leadership, allows the Chairman and Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Lead Director’s counsel and corporate governance experience.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Robert F. Friel, Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to Nicholas A. Lopardo, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

Our board of directors met nine times in fiscal 2013. During fiscal 2013, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meeting of shareholders. In 2013, all but two of our directors attended our annual meeting of shareholders.

Mr. Friel is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines, and standards of business conduct under “Leadership” in the “About Us” section of the “Our Company” tab of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment and the performance of our internal audit function and our independent registered public accounting firm. The current members of our audit committee are Messrs. Sicchitano (Chair), Barrett, Mullen and Sullivan. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Barrett, Mullen and Sullivan is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Barrett, Mullen or Sullivan serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2013.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Michas (Chair), Friel and Lopardo. The board of directors has determined that each of Messrs. Michas and Lopardo is independent as defined under the rules of the NYSE. Mr. Friel is our Chairman and Chief Executive Officer. Our finance committee met four times during fiscal 2013.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Dr. Sato (Chair) and Messrs. Barrett and Michas. The board has determined that each of Dr. Sato and Messrs. Barrett and Michas is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met four times during fiscal 2013.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Messrs. Lopardo (Chair), Mullen, Sicchitano and Sullivan. Our board has determined that each of Messrs. Lopardo, Mullen, Sicchitano and Sullivan is independent as defined under the rules of the NYSE. Our compensation and benefits committee held five meetings during fiscal year 2013.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., also referred to as Marsh, as its consultant to assist the committee with its responsibilities related to our executive and board compensation programs. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 29, 2013, the members of the compensation and benefits committee were Messrs. Lopardo (Chair), Mullen, Sicchitano and Sullivan.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 29, 2013;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16 Communications with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence and has discussed with the independent accountant the independent accountant’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chair

Peter Barrett

James C. Mullen

Patrick J. Sullivan

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for fiscal 2013 and fiscal 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees	$3,073,000	3,293,000
Audit-Related Fees	459,500	848,500
Tax Fees	1,037,500	1,377,000
All Other Fees	5,000	5,000

Total Fees	$4,575,000	$5,523,500

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, audit procedures performed related to acquisitions, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $368,000 in fiscal 2013 and $644,000 in fiscal 2012) and expatriate tax return preparation and assistance (fees for which amounted to $150,500 in fiscal 2013 and $121,000 in fiscal 2012) accounted for $518,500 of the total tax fees paid for fiscal 2013 and $765,000 of the total tax fees paid for fiscal 2012. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $519,000 in fiscal 2013 and $612,000 in fiscal 2012.

All Other Fees

Fees paid or incurred for other services amounted to $5,000 in fiscal 2013 and $5,000 in fiscal 2012.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Our management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies on Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of Mercer, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to our board. Mercer provides data on director compensation programs at a number of companies identified by the committee and Mercer as industry peers. No changes were made to our director compensation program during fiscal year 2013.

Our director compensation program is designed to provide a competitive level of compensation and enable PerkinElmer to attract and retain highly-qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation comprising stock and stock option grants. Each of these components for 2013 is shown in the following table and explained further below.

2013 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)(4)	Total ($)
Peter Barrett	$80,000	$100,011	$55,003	$235,014
Nicholas A. Lopardo	$115,000	$100,011	$55,003	$270,014
Alexis P. Michas	$80,000	$100,011	$55,003	$235,014
James C. Mullen	$80,000	$100,011	$55,003	$235,014
Vicki L. Sato, Ph.D	$90,000	$100,011	$55,003	$245,014
Kenton J. Sicchitano	$105,000	$100,011	$55,003	$260,014
Patrick J. Sullivan	$80,000	$100,011	$55,003	$235,014

NOTES

(1)	Robert F. Friel, who serves on our board, was compensated as an executive officer of the Company and did not receive any additional compensation in association with his role as a director in 2013. His compensation is reported in the Summary Compensation Table, below.

(2)	Variations in cash retainer amounts paid to individual directors in 2013 reflect additional retainer amounts paid to our Lead Director and directors holding committee Chair roles.

(3)	The grant date fair value of the annual stock option grant to each non-employee director in 2013 was $55,003. The grant date fair value of the annual share grant to each non-employee director in 2013 was $100,011, and these shares were not subject to restriction or vesting. Ignoring the impact of the forfeiture rate with respect to option awards, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each listed director in fiscal year 2013. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2013.

(4)	Total outstanding stock options held by our non-employee directors as of December 29, 2013 were as follows: Mr. Barrett: 22,672; Mr. Lopardo: 62,037; Mr. Michas: 62,037; Mr. Mullen: 62,037; Dr. Sato: 62,037; Mr. Sicchitano: 49,086; and Mr. Sullivan: 59,086. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of December 29, 2013. Each of our non-employee directors holds shares of our common stock in amounts which satisfy our director stock ownership guidelines as described under “Director Stock Ownership Guidelines”, below. PerkinElmer common stock held by each of our non-employee directors as of February 18, 2014 is reported under “Beneficial Ownership of Common Stock” below.

Annual Cash Retainer

During 2013, each of our current non-employee directors was paid an annual cash retainer of $80,000 which is paid in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders. Our Lead Director and audit committee Chair are each paid an additional annual retainer of $25,000. The Chairs of our compensation and benefits committee and our nominating and corporate governance committee are each paid an additional annual retainer of $10,000. The additional cash retainers paid to our Lead Director and committee Chairs are in recognition of the responsibilities carried by these roles.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2013.

Equity Compensation

Stock Options:    All non-employee directors receive an annual stock option grant which has a fair market value of $55,000 on the date the award was granted. The grant value is divided by the Black-Scholes value of the option on the date of grant to determine the number of shares to be granted under the option. In 2013, each non-employee director was awarded an option to purchase 5,601 shares of our common stock at a per share exercise price of $30.51. In accordance with our usual practice, we granted these stock options on April 30, 2013, which was the first day of the open trading window following our first quarter earnings release. Stock options granted to non-employee directors since 2005 vest in three equal annual installments beginning one year from the grant date, and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value of our stock on the date of grant and become exercisable in full upon a change in control. Directors who leave our board have three months after their departure to exercise their vested options, after which the options are cancelled, unless the departure is due to death or disability, in which case the options may be exercised for up to one year, or retirement from our board, in which case options vest 100% and may be exercised for three years after their departure. Directors qualify for retirement for purposes of our stock option awards after attaining both age 55 and ten years of service to the Company as a director.

New non-employee directors receive an initial stock option grant of 10,000 shares of our common stock.

Stock Awards:    Non-employee directors receive an annual award of our common stock with a fair market value of $100,000. The number of shares granted is determined by dividing the grant value by the fair market value of our stock on the date of grant. The granted shares are not subject to restrictions or vesting. The stock award is prorated for non-employee directors who serve for only a portion of the year. In 2013, each non-employee director was awarded 3,263 shares. In accordance with our usual practice, we granted these awards on April 30, 2013, which was the first day of the open trading window following our first quarter earnings release.

Deferred Compensation Plan

Non-employee directors have previously been provided with the opportunity to defer receipt of all or a portion of their cash retainer or stock awards into our 2008 Deferred Compensation Plan. In December 2010, the compensation and benefits committee amended this plan to eliminate new deferral elections from participants, including deferrals of director cash retainer or stock awards, for plan years beginning January 1, 2011 or later. None of the non-employee directors had an active election to defer compensation during fiscal year 2013, and due to the plan amendment, no new deferral elections will be accepted. For more information about our deferred compensation program, see “Executive Compensation — 2013 Non-Qualified Deferred Compensation — Non-Qualified Deferred Compensation Plan” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal year 2013, this value was equal to $400,000. Shares held in the deferred compensation plan are counted as owned for purposes of these guidelines. As of February 18, 2014, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 18, 2014 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 18, 2014 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
BlackRock, Inc. (5)	6,751,799	—	—	6,751,799	6.0%
Capital World Investors (6)	6,230,000	—	—	6,230,000	5.4%
The Vanguard Group, Inc. (7)	7,656,087	—	—	7,656,087	6.8%

Peter Barrett	7,798	—	9,023	16,821	*
James Corbett	25,759	—	75,252	101,011	*
Robert F. Friel	532,310	—	1,275,850	1,808,160	1.6%
Joel S. Goldberg	50,859	—	174,324	225,183	*
E. Kevin Hrusovsky	—	—	—	—	*
Nicholas A. Lopardo	40,726	35,524	49,512	125,762	*
Daniel R. Marshak	45,445	—	135,690	181,135	*
Alexis P. Michas	105,744	9,823	49,512	165,079	*
James C. Mullen	43,178	—	36,561	79,739	*
Vicki L. Sato	45,370	—	27,669	73,039	*
Kenton J. Sicchitano	36,468	—	36,561	73,029	*
Patrick J. Sullivan	24,921	—	46,561	71,482	*
Frank A. Wilson	51,173	202	154,216	205,591	*
All executive officers, directors, and nominees for director of the company as a group, 16 in number	1,099,169	47,798	2,222,232	3,369,199	3.0%

NOTES

*	Less than 1%

(1)	Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan and shares of restricted stock which may not be sold until they have fully vested.

(2)	This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 18, 2014 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2014 by BlackRock, Inc., reporting sole power to vote or direct the vote over 5,946,541 shares, and sole power to dispose or direct the disposition of 6,751,799 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014 by Capital World Investors, a division of Capital Research and Management Company, reporting sole power to vote or direct the vote over 6,230,000 shares, and sole power to dispose or direct the disposition of 6,230,000 shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014 by The Vanguard Group, Inc. reporting sole power to vote or direct the vote over 150,751 shares, sole power to dispose or direct the disposition of 7,513,836 shares, and shared power to dispose or direct the disposition of 142,251 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PerkinElmer is a leader in the diagnostic, research and environmental markets, dedicated to improving the health and safety of people and the environment. We operate in scientific, fast-paced, ever-evolving markets in which there is a high level of competition for market share and limited talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive environment. The structure of our executive compensation program supports our business strategy by driving top-line results while remaining focused on profitability, cash flow performance and increased operating productivity, and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation and dividends.

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have an annual cash incentive plan that we call our Performance Incentive Plan, or PIP, which we also refer to as our short-term incentive program. PIP payments are made based on achievement against pre-defined financial targets, which for fiscal year 2013 were free cash flow and adjusted earnings per share, or adjusted EPS. We define free cash flow as operating cash flow less capital expenditures adjusted for significant items, and we define adjusted EPS as earnings per share adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits and other significant items. The PIP operates on two six-month performance periods each year. Second, our executive officers participate in our Long-Term Incentive Program, or LTIP. The LTIP is structured with overlapping three-year performance cycles and includes three diverse incentive vehicles: restricted stock, performance units (a cash plan that ties vesting and payment to the achievement of financial goals) and stock options. The three-year performance goals in LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that create lasting shareholder value.

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2013 and future periods.

Pay for Performance.    In 2013, we delivered solid financial results against our annual operating plan. Achievement against financial goals in the first half of the year was impacted by market challenges, including sequestration in the United States and weak economic recovery in markets outside the United States. Financial results strengthened in the second half of the year, bolstered by increased demand and the realization of profitability improvements.

We made significant progress against our strategic initiatives in 2013, focusing on growth, profitability, organizational capability, launching innovative new products, and completing several internal productivity improvement initiatives.

Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2013 as follows:

2013 PIP. PIP payments of 27% of target for the first half of the fiscal year and 95% of target for the second half of the fiscal year were in alignment with the pattern of our financial performance during the year. Fiscal year 2013 performance relative to our PIP goals is described further under “Short-Term Incentive Program” below.

2011 LTIP. The three-year performance period under our 2011 LTIP concluded in fiscal year 2013, resulting in the vesting and payment of performance units granted in 2011. Strong organic revenue growth and adjusted operating margin expansion performance in 2011 and 2012 was offset by challenges in 2013, resulting in 56% achievement against 2011 LTIP financial goals. We define organic revenue growth as revenue adjusted for the effect of foreign currency translation and acquisitions, and we define adjusted operating margin as operating margin adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits and other significant items. Performance unit goals and payments under the 2011 LTIP are described further under “Long-Term Incentive Program” below.

Our total shareholder return (which reflects the percentage increase in our stock price for the period plus dividends received) was 64% over the three-year period ending in fiscal year 2013, outpacing overall market performance. We believe sustained performance against the combination of revenue, profitability and cash flow financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

Compensation Best Practices.    The compensation and benefits committee, or the committee, regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the achievement of our financial and strategic goals, and do not promote inappropriate risk taking. Our compensation practices include the following:

Programs and Policies:

•

Pay-for-performance:    A significant portion of our executive compensation is tied to the achievement of financial goals under our short- and long-term incentive programs. Our long-term incentive plan also links executive compensation to stock price appreciation through stock option grants and as an element of our performance unit program.

•

Clawback policy:    In 2013, the committee added a recoupment policy to our executive officer PIP applicable to plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. Our officers participating in our LTIP also sign a Prohibited Activity Agreement allowing the clawback of certain stock option gains if the officer violates non-solicitation and non-competition provisions contained in the agreement.

•

Anti-hedging and anti-pledging rules:    Our Securities Trading Policy prohibits our employees from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. In 2013, the policy was amended to include a prohibition against pledging of PerkinElmer common stock by our officers.

•

Stock ownership guidelines:    Each of our executives and directors is expected to own shares of our common stock representing a significant aggregate fair market value to further align their interests with those of shareholders and encourage a long-term view of performance.

•

Elimination of Section 280G excise tax and gross-up payments:    The committee eliminated Internal Revenue Code Section 280G excise tax and associated gross-up payments in employment agreements entered into with individuals hired or promoted to officer positions after July 2010.

•

Elimination of single-trigger equity vesting:    Employment agreements entered into with individuals hired or promoted to officer positions after February 2010 provide that their equity awards will vest following a change in control only if the individual is also terminated within a specified period of time.

•	No option repricing: Our 2009 Incentive Plan does not permit repricing of stock options without the consent of our shareholders.

•

Changes to benefits and perquisites:    The committee regularly reviews the market-alignment, effectiveness and costs associated with our executive benefit and perquisite programs. Changes approved by the committee resulting from these reviews include the elimination of a tax gross-up on executive life insurance premiums, elimination of the WorldClinic perquisite and closure of our non-qualified deferred compensation plan to deferral elections.

Governance:

•	Independent compensation and benefits committee: Our committee is composed entirely of independent directors as defined under the rules of the NYSE.

•	Compensation advisor independence: The committee retains a third-party compensation consultant, Mercer, which it has reviewed for independence and found no conflict of interests.

•

Annual evaluation of executive compensation:    The committee evaluates our executive compensation programs annually to ensure they remain aligned with market practices and appropriately link pay with performance.

•

Compensation risk assessment:    The committee monitors the design and implementation of our compensation programs to ensure they include appropriate elements to motivate employees to take a long-term view of the business and do not encourage unnecessary risk taking.

•	Shareholder vote to approve executive compensation on an advisory basis: Our board has adopted annual frequency for holding shareholder advisory votes on our executive compensation program.

Our Named Executive Officers

Our 2013 named executive officers are as follows:

Robert F. Friel:    Chairman and Chief Executive Officer

Frank A. Wilson:    Senior Vice President and Chief Financial Officer

Daniel R. Marshak:    Senior Vice President and Chief Scientific Officer

Joel S. Goldberg:    Senior Vice President, General Counsel and Secretary

James Corbett:    Senior Vice President and President, Human Health

Former officer:

E. Kevin Hrusovsky:    former Senior Vice President, Life Sciences and Technology. Mr. Hrusovsky’s employment with us terminated effective May 31, 2013.

2013 Shareholder Advisory Vote on Executive Compensation

In 2011, our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder vote on the frequency of such votes at the 2011 annual meeting of shareholders. At our 2013 annual meeting of shareholders, we held our third shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 84% of the shareholder votes cast were in favor of our say-on-pay proposal.

In anticipation of the say-on-pay vote, our management extended invitations to discuss our 2013 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors in each of the past four years, and plan to continue to do so in the future. The investors who participated in calls summarized their criteria for determining their say-on-pay votes and did not suggest specific changes to our executive compensation program.

Management briefed the committee on the feedback received during calls with investors. The committee also observed that 84% of our shareholders who voted on the proposal voted in support of our executive compensation program and our largest investors did not suggest specific program changes. Accordingly, the committee did not implement material changes to the executive compensation program in fiscal year 2013 in response to the shareholder say-on-pay vote.

The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages Mercer, an independent compensation consultant, to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years, including the elimination from employment agreements with newly hired and newly promoted executive officers of both single-trigger equity vesting following a change of control and Section 280G tax gross-up payments. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., also referred to as Marsh, as its consultant to assist the committee with its responsibilities related to our executive and board compensation programs. Mercer provides data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on compensation decisions. Mercer also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. Mercer’s fees for executive and director compensation consulting to the committee in fiscal year 2013 were $163,470.

In order to maintain objectivity, Mercer does not provide other executive compensation consulting services to PerkinElmer without the prior approval of the Chair of the compensation and benefits committee. During fiscal year 2013, Mercer and its Marsh affiliates were retained by our management to provide services unrelated to executive compensation, including liability insurance brokerage services, employee benefits brokerage and consulting services, and access to published surveys. The committee did not review or approve the other services provided to us by Mercer and its affiliates, as those services were not related to executive compensation matters and were approved by management in the normal course of business. The aggregate fees paid for those other services in fiscal year 2013 were $139,788. The compensation and benefits committee in 2013 and 2014 reviewed the independence of Mercer as a compensation consultant pursuant to SEC rules and concluded that no conflict of interest existed that would affect Mercer’s independence.

The committee has adopted protocols governing if and when Mercer’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for Mercer to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from Mercer. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives Mercer’s recommendations in executive session where management is not present. The committee also engages directly with Mercer between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from Mercer and establishes a forum for independent decisions about executive pay.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Senior Vice President, Human Resources. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2013 were regularly attended by our Chief Executive Officer, our Senior Vice President, Human Resources, our Senior Vice President and General Counsel, as well as the Mercer consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The Mercer consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and Mercer, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design executive compensation programs that are affordable for the Company, including their impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business,

•	consider shareholder feedback, and

•	be transparent so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives, and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted median pay range and makes adjustments when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific survey data for companies of comparable size to PerkinElmer (as measured by annual revenues). In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels, and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with Mercer, the committee reviews its peer group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2013 and 2014 executive compensation are shown in the table below.

Company Name	Peer Group Used for Evaluation of 2013 NEO Compensation	Peer Group Used for Evaluation of 2014 NEO Compensation
Agilent Technologies, Inc.	X	X
Alere, Inc.	X	X
Bio-Rad Laboratories, Inc.	X	X
Bruker Corporation	X	X
C.R. Bard, Inc.	X	X
Hologic, Inc.	X	X
Life Technologies Corporation	X	X
Pall Corporation	X	X
QIAGEN N.V.	X	X
Roper Industries, Inc.	X	X
Sigma Aldrich Corporation	X	X
Thermo Fisher Scientific Inc.	X	X
Varian Medical Systems, Inc.	X	X
Waters Corporation	X	X

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Friel provided recommendations to the committee regarding 2013 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with Mercer, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the PIP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2013, our Chief Executive Officer had over 85% of his target compensation at risk, and on average our other named executive officers had 72% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2013, 72% of our Chief Executive Officer’s total target compensation opportunity and 53% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Also, to align the interests of executive officers with shareholders and to support an ownership culture, two-thirds of the named executive officers’, including the Chief Executive Officer’s, target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options and restricted stock).

2013 Target Total Compensation

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers due to his impact on and higher accountability for Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance. For 2013, the primary metrics were organic revenue growth, adjusted operating margin expansion, adjusted earnings per share and free cash flow. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and cash generation. Organic revenue growth is a reflection of the growth of our core businesses. Profitability and strong cash flow provide us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance and a solid balance sheet create shareholder value growth that is sustainable over the long term. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2013, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, performance units and restricted stock), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (PIP and Additional Performance Bonus)	Other Benefits and Perquisites
Attract and retain executive talent	X	X	X	X
Variable pay aligns compensation with the achievement of results		X	X
Equity-based incentive plans tie compensation to long-term results		X
Deliver compensation commensurate with PerkinElmer’s results		X	X
Affordability	X	X	X	X
Aligned with market	X	X	X	X
Executive incentive plans that do not promote inappropriate or excessive risk taking		X	X
Promote executive ownership of PerkinElmer stock		X
Programs that respond to changing needs of the business		X	X
Transparency	X	X	X	X

In 2013, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business. In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance of his or her job responsibilities and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term incentive award is expressed as a multiple of base salary, a higher base salary will result in a higher short-term incentive award, assuming the same level of achievement against goals. Additionally, as the committee establishes target total long-term incentive award opportunities for each of the named executive officers expressed as a percentage of base salary, a higher base salary will result in a higher long-term incentive target award opportunity. Severance is determined using base salary, and certain benefit programs, such as life insurance, are also based on a multiple of base salary.

The salaries paid to our named executive officers in 2013 are shown in the Summary Compensation Table that follows this report. Working with Mercer in late 2012 and early 2013, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2013. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The Mercer analysis presented to the committee in late 2012 that the committee used to evaluate total target compensation for 2013 reported that base salaries for our executive officers in 2012 generally approximated the peer group median with an overall average variance of 5% below the peer group median. On an individual level, the base salaries paid to each of Messrs. Friel, Wilson, Marshak, Goldberg, and Hrusovsky in 2012 ranged from 17% below to 1% above comparable median base salary levels. Because he was not an NEO at the time, Mr. Corbett’s base salary was evaluated relative to published salary survey data for comparable positions and was within 5% of the survey median. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to the Company, and the performance of each individual in his respective role.

Based on the factors described above, including performance and the analysis of market information presented by Mercer in October 2012, the committee approved base salary increases to our named executive officers effective April 1, 2013 as follows: Mr. Friel’s base salary increased 2.6% to $985,000; Mr. Wilson’s base salary increased 4.4% to $475,000; Mr. Marshak’s base salary increased 2.0% to $433,000; Mr. Goldberg’s base salary increased 5.3% to $400,000; Mr. Corbett’s base salary increased 4.5% to $345,000; and Mr. Hrusovsky’s base salary increased 3.0% to $515,000.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align their financial interests with those of our shareholders. Our long-term incentive program for executive officers, referred to as LTIP, comprises stock options, restricted stock and cash-based performance units. For the named executive officers participating in LTIP in 2013, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third in restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring LTIP, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The cash-based performance unit portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, with payments based on achievement of key financial performance goals during the three-year period.

LTIP targets and grant components

Long-term incentive awards are granted annually. For 2013, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels (with median award values from our 2013 compensation evaluation peer group used as the reference point). These targets were expressed as a percentage of each named executive officer’s base salary, and ranged from one and a half- to five-times annual base salary. In all cases, 2013 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions.

The committee utilized peer and survey data presented by Mercer in October 2012 as a reference point for setting target award opportunities for our named executive officers in 2013. The average of the LTIP target opportunities for our then current executive officers as a group approximated the peer median for all comparable positions (i.e., less than twenty percent above or below the peer award median value expressed as a percentage of base salary). The LTIP target opportunity for Messrs. Friel, Goldberg and Hrusovsky also approximated peer median award values. The LTIP target opportunity for Messrs. Wilson and Marshak approximated the peer 25th percentile values. The LTIP target opportunity for Mr. Corbett approximated the published survey median value. The committee determined that these LTIP target opportunities were appropriate, based on external and internal equity.

Descriptions of the three components of LTIP are as follows:

Stock Options:    The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. Stock options are issued with an exercise price at fair market value on the date of grant to ensure executives will receive a benefit only when the stock price increases. For more information about our equity grant practices, please see “Equity award granting practices” below. Stock options granted under LTIP vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years, or earlier in the case of termination of employment. Retaining key talent is an important objective for the committee in establishing the vesting schedule. We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual. Our employment agreements with some of our named executive officers provide for acceleration of vesting in certain situations, such as upon a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Restricted Stock:    The number of shares of restricted stock to be granted to an LTIP participant is determined by dividing the award value associated with restricted stock by the closing stock price on the date of grant. Restricted shares granted under LTIP vest 100% on the third anniversary of the date of grant. The committee grants restricted shares with a time-based vesting schedule to enhance the retention value of LTIP, and to provide motivation to drive stock price growth. If the officer voluntarily terminates employment before the vest date, the shares are forfeited. Our employment agreements with some of our named executive officers provide for acceleration of vesting of all restricted shares held by such officers in certain situations, such as upon a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Performance Units:    The number of performance units to be granted to an LTIP participant is determined by dividing the award value associated with performance units by the closing stock price on the date of grant. The performance unit program provides cash award opportunities based on sustained operational excellence. The cash award is paid at the end of the three-year performance period based on the achievement of financial measures and reflects stock price growth.

The units earned under the award are determined by multiplying the number of units granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established financial goals. Awards are paid in cash and are determined by multiplying the number of units earned by PerkinElmer’s stock price at the end of the three-year period.

In order for the performance units to vest, the Company must achieve aggressive financial goals approved by the committee at the end of the three-year performance period. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no payment will be made for that performance factor. Performance goals are set based on our extended business projections and provide an incentive for strong and competitive revenue and earnings growth. Evaluation of achievement against goals, and any resulting payment for performance units granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, and other non-recurring events as approved by the committee. The performance units are forfeited if the participant terminates employment, unless the termination is due to death or disability, in which case a prorated portion of the target award would be paid. In the event of a change in control, the target award amount would be paid.

Since the introduction of LTIP in 2004, performance unit goal achievement has ranged from 0% to 200% of target. The variation in payment levels reflects the setting of aggressive long-term performance targets and the pay-for-performance alignment of LTIP. Prior to the 2009 performance period, Company performance had generally exceeded the target goals for each metric and the performance unit payments exceeded target award levels. This was a reflection of our strong and sustained earnings growth since the inception of LTIP as demonstrated by the fact that our adjusted EPS more than doubled from the baseline set in fiscal year 2003 through fiscal year 2008. Performance unit vesting associated with performance in 2009 and 2010 was well below target (35% and 0%, respectively), reflective of performance against goals which were set before the economic downturn in late 2008. Performance unit vesting associated with performance in 2011 and 2012 exceeded targets, reflective of strong organic revenue growth and adjusted operating margin expansion.

LTIP Structure:    The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year. The chart below summarizes the structure of our 2011, 2012 and 2013 LTIP grants, which were outstanding during fiscal year 2013.

2011, 2012 and 2013 LTIP Structure

Plan Component	Vesting	Description
Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date
Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date
Performance Units	Performance-based	Cash payment at the end of the three-year LTIP cycle based on goal achievement (organic revenue growth, adjusted operating margin expansion) and closing stock price

LTIP performance in fiscal year 2013

2011 LTIP:    In January 2011, the committee approved the 2011 LTIP. The committee approved performance targets for the performance units for the entire three-year performance period at grant. The performance units were to vest based on performance against organic revenue growth (50% weighting) and adjusted operating margin expansion (50% weighting) goals. The committee determined that giving these metrics equal weighting provided an appropriate balance between long-term top-line revenue growth and profitability.

Performance against the financial goals set for the performance units granted under the 2011 LTIP was evaluated at the end of fiscal year 2013. Cumulative adjusted operating margin expansion of 190 basis points exceeded the target goal of 175 basis points, resulting in performance achievement of 112%. Three-year average organic revenue growth of 4.3% fell below the minimum goal of 4.7% and resulted in performance achievement of 0%. The achievement percentages were weighted 50% each and resulted in overall achievement of 56%. The committee approved vesting of the 2011 LTIP performance units at the 56% performance level that was achieved.

2011 LTIP Performance Unit Goals and Achievement

		Goals (Achievement % )
Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Adjusted Operating Margin Expansion*	50%	100 bps	175 bps	300 bps	190 bps	112%
Organic Revenue Growth**	50%	4.7%	5.7%	7.7%	4.3%	0%

				Overall Achievement:		56%

*	Cumulative basis point improvement in adjusted operating margin over the three-year performance period
**	Simple average annual organic revenue growth over the three-year performance period

As a result of strong organic revenue growth and adjusted operating margin expansion performance, our adjusted EPS has grown over 125% since 2007. In addition, from the date of the 2011 LTIP grant, our stock price increased 54% to a closing price of $41.23 at the end of calendar year 2013. The committee determined the performance unit vesting and payments were aligned with financial performance during the three-year 2011 LTIP performance period.

The achievement described above resulted in vesting of performance units under the 2011 LTIP as follows:

2011 LTIP: Performance Unit Payment

Named Executive Officer	Number of Performance Units Granted	Achievement Against Financial Goals	Number of Units Earned	Year-End 2013 Stock Price	Total Performance Unit Payment
Robert F. Friel	58,031	56%	32,497	$41.23	$1,339,851
Frank A. Wilson	10,982	56%	6,150	$41.23	$253,565
Daniel R. Marshak	7,712	56%	4,319	$41.23	$178,072
Joel S. Goldberg	8,985	56%	5,032	$41.23	$207,469

The vested units were multiplied by the $41.23 period-end stock price and the resulting cash payment was made to our named executive officers in early 2014. The payment calculation was based on the number of units earned carried out to two decimal places. Mr. Corbett did not participate in the 2011 LTIP because the grant preceded his promotion to officer. Mr. Hrusovsky did not participate in the 2011 LTIP because the grant preceded his employment with the company.

2012 and 2013 LTIP:    In January 2012 the committee approved the 2012 LTIP and in January 2013 the committee approved the 2013 LTIP. For both the 2012 and 2013 LTIP the committee approved performance targets for the performance units for the entire three-year performance period at grant. The performance units will vest based on performance against organic revenue growth (50% weighting) and adjusted operating margin expansion (50% weighting) goals. The committee determined that giving these metrics equal weighting provided an appropriate balance between long-term top-line revenue growth and profitability. Performance against the financial goals set for the performance units granted under the 2012 LTIP will be evaluated at the end of fiscal year 2014. Performance against the financial goals set for the performance units granted under the 2013 LTIP will be evaluated at the end of fiscal year 2015.

The committee approved grants under the 2013 LTIP for all of our named executive officers as reported in the “2013 Grants of Plan-Based Awards” table of this proxy statement.

2014 LTIP

In January 2014, the committee approved the 2014 LTIP which is similar in structure to the 2011, 2012 and 2013 LTIPs, comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and performance units which vest based on performance against three-year financial goals. The committee approved total revenue growth and adjusted earnings per share goals for the 2014 LTIP performance unit program, reflecting our focus on profitable growth through expansion of our existing businesses, new partnerships and acquisitions.

Short-Term Incentive Program

The Performance Incentive Plan, or PIP, is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program year consists of two performance periods, the first based on performance in the first half of the fiscal year and the second based on performance in the second half of the fiscal year. The committee and our management believe that shorter cycles support our business strategy of responding quickly to external cycle and business changes.

The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted earnings per share) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target PIP opportunities are generally positioned at the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target PIP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2013 target PIP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual PIP Target Award Opportunity Expressed as % of Base Salary
Robert F. Friel	100%
Frank A. Wilson	70%
Daniel R. Marshak	60%
Joel S. Goldberg	70%
James Corbett	70%
E. Kevin Hrusovsky	70%

Performance measures, weightings and goals

The committee established the PIP performance goals for the first half of 2013 at the committee meeting held in January 2013, and PIP performance goals for the second half of 2013 at the committee meeting held in July 2013. These performance goals were based on the 2013 operating plan and budget reviewed by our board of directors. Payments are awarded based on the degree of achievement against the specific performance goals following the end of each performance period.

The performance metrics and weightings for both the first and second half of the 2013 PIP were as follows:

	2013 PIP Metrics and Weightings
	Adjusted EPS	Free Cash Flow
For All Named Executive Officers:	50%	50%

All of our named executive officers were assigned the same performance metrics and weighting in recognition of their shared responsibility for overall corporate financial results. For officers leading a strategic business element, the committee may approve the application of downward discretion to the officer’s individual PIP payment to adjust for the goal achievement of that strategic business element.

For 2013, the committee evaluated key financial measures and identified adjusted EPS and free cash flow as appropriate drivers of performance on our short-term incentive plan. The inclusion of adjusted EPS is designed to focus our management team on both growing revenue and operating a profitable business, which are critical to creating shareholder value. Free cash flow enables the pursuit of opportunities that enhance shareholder value such as investments in innovation and strategic business development, and is an indicator of how efficiently we manage our assets and capital. Performance against goals may be adjusted for certain events including acquisitions, divestitures and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2013, achievement of the “minimum” level of performance would result in payment of 50% of the target award, and the “maximum” award payable under PIP was set at 200% of the target award.

The range of performance goals for each metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

Over the past five years, individual executive officers have received PIP payments below the targeted payment level in four PIP performance periods. The average of the PIP payments made to our executive officers over the past five years is 120% of target. Individual payments ranged from a low of 20% to a high of 200% of target.

2013 short-term incentive payments

Performance against PIP financial goals.    Throughout the year, the committee reviews progress against PIP goals. Following the close of each performance cycle, the committee determines the extent to which the performance criteria have been achieved, and if they have been achieved, the amount of the award earned. This determination is formulaic based on actual achievement against the PIP financial goals, although the committee can exercise its discretion to reduce the amount of the award earned for the performance achieved if the committee determines that performance is not fully satisfactory. Our plan imposes no limits on the level of downward discretion the committee may apply.

Achievement against PIP financial goals in the first half of the year was impacted by market challenges, including sequestration in the United States and weak economic recovery outside the United States. Financial performance against PIP goals strengthened in the second half of the year, bolstered by increased demand and the realization of profitability improvements. Adjusted EPS and free cash flow results related to each of our 2013 PIP bonus cycles are described below.

The adjusted EPS target goal for the first half PIP bonus was $1.03, in alignment with our annual operating plan. Actual adjusted EPS results for the first half of 2013 were $0.86 and resulted in 0% achievement. Free cash flow achieved for the first half PIP bonus (adjusted by allowable items as approved by the committee) was $82 million against a target goal of $101 million, which corresponded to 55% achievement. The performance against each goal was weighted 50%, resulting in overall PIP achievement for the first half of 2013 of 27%.

First Half 2013 PIP Goals and Achievement

Metric	Weighting	Target Goal (100%)	Result	Achievement%
Adjusted EPS	50%	$1.03	$0.86	0%
Free Cash Flow	50%	$101M	$82M	55%

	Overall Achievement:			27%

The adjusted EPS target goal for the second half PIP bonus was $1.24, in alignment with our annual operating plan, and represented 13% growth over actual adjusted EPS for the second half of the prior year.

Actual adjusted EPS for the second half of 2013 was $1.22, which corresponded to 93% achievement. Free cash flow achieved for the PIP bonus was $130 million against a target goal of $134 million, which corresponded to 97% achievement. The performance against each goal was weighted 50%, resulting in overall PIP achievement for the second half of 2013 of 95%.

Second Half 2013 PIP Goals and Achievement

Metric	Weighting	Target Goal (100%)	Result	Achievement%
Adjusted EPS	50%	$1.24	$1.22	93%
Free Cash Flow	50%	$134M	$130M	97%

	Overall Achievement:			95%

Messrs. Friel, Wilson, Marshak, Goldberg and Corbett received first and second half PIP payments at the calculated achievement levels shown above. Mr. Hrusovsky terminated employment with us prior to the end of the first half PIP performance period. As a result, he did not receive a PIP bonus payment for the first half and did not participate in PIP for the second half of the fiscal year. For 2013, Messrs. Friel, Wilson, Marshak, Goldberg and Corbett were paid total PIP awards in the amounts of $599,163, $201,881, $158,134, $169,855, and $146,607, respectively. Expressed as a percentage of base salary at fiscal year end, the total payments were as follows: Mr. Friel: 61%; Mr. Wilson: 43%; Mr. Marshak: 37%; Mr. Goldberg: 42%; and Mr. Corbett: 42%.

Performance against strategic goals.    In any year, the committee may grant individual performance bonuses for outstanding achievement against strategic goals. Our board strongly believes that PerkinElmer’s growth and future success is dependent upon the achievement of both financial results and execution against key business goals which are not necessarily quantitative in nature. Therefore, as in previous years, our Chief Executive Officer and our other named executive officers were given objectives for 2013 in addition to the PIP financial targets which included a combination of financial goals and business objectives requiring subjective evaluation. The committee approves the goals for the Chief Executive Officer. Goals for the other named executive officers are derived from the Chief Executive Officer’s goals and are determined by the Chief Executive Officer. Mr. Friel determined the goals for the named executive officers other than himself for 2013.

The committee established strategic performance objectives for Mr. Friel for 2013 which focused on market-centric growth, innovation, quality and productivity, collaboration and expanded organizational capability. Our board evaluated Mr. Friel’s performance against these strategic objectives. Key achievements in 2013 included the launch of new products designed to meet market needs and expansion of our presence in emerging markets. We also completed several productivity projects which improve our operational footprint and create R&D efficiencies. We achieved our financial and strategic goals while successfully managing organizational changes which position us for continued, profitable growth.

Based upon its evaluation of his performance against his objectives in 2013, the committee approved a performance bonus of $200,000 to be paid to Mr. Friel. In combination with the PIP bonus payment, Mr. Friel’s total short-term incentive bonus paid for 2013 was $799,163.

Additional performance bonuses were also awarded to Messrs. Wilson, Marshak, Goldberg and Corbett in the amounts of $90,000, $50,000, $80,000 and $166,000, respectively, based on each officer’s superior performance in support of the objectives described above which contributed heavily to our operational and financial success in 2013.

The short-term incentive payments to our named executive officers for 2013 are shown in the Summary Compensation Table that follows this report.

Other Benefits and Perquisites

In addition to base salary, short-and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

Select officers, including Messrs. Friel, Wilson, Goldberg and Marshak, are eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. Mr. Corbett and Mr. Hrusovsky were not eligible to receive a 401(k) Excess benefit in 2013. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Nonqualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance as of the end of fiscal year 2013).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees, including the named executive officers and our directors, were eligible to participate in the plan. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2013 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

In October 2010, the committee approved an amendment that ceased all remaining future accruals in the qualified defined benefit plan effective January 31, 2011. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments business as of March 15, 2003. Mr. Friel is entitled to the benefit he accrued prior to March 15, 2003, which is shown in the Pension Benefits table. Messrs. Wilson, Marshak, Goldberg, Corbett and Hrusovsky joined PerkinElmer after the plan was closed to new entrants.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Mr. Friel is the sole active participant in the SERP. Messrs. Wilson, Marshak, Goldberg, Corbett and Hrusovsky joined PerkinElmer after the plan was closed to new entrants, and therefore they are not eligible to accrue SERP benefits. Participants are eligible to receive the vested benefits they have accrued under the SERP upon retirement if they have completed five years of service and have reached 55 years of age while employed by PerkinElmer.

The change in the value of SERP benefits in 2013 for Mr. Friel is shown in footnote 6 to the Summary Compensation Table, and the full value of the benefit at normal retirement age is shown in the Pension Benefits Table, below. Due primarily to the increase in interest rates in the United States and associated rise in discount rates, Mr. Friel’s pension benefit value declined by $162,857 in fiscal year 2013. There has been no amendment to the SERP or change in the method of benefit calculation.

Additional benefits and perquisites

We provide a limited number of personal benefits to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of perquisites we should provide. The committee also determines eligibility for perquisites. Messrs. Friel, Wilson, Marshak and Goldberg are eligible for all of the benefits described below. Mr. Corbett is eligible for the executive physical benefit only, as was Mr. Hrusovsky prior to his employment termination.

•

Automobile Allowance:    Eligible officers receive an automobile allowance which is paid through the bi-weekly payroll as regular taxable income. In 2013, our named executive officers received the following total car allowance payments: Mr. Friel: $25,000; Mr. Wilson: $17,498; Mr. Marshak: $17,498; and Mr. Goldberg: $17,498.

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Financial Planning:    Eligible named executive officers are paid a financial planning allowance to assist them with financial and estate planning. The allowance is paid in a lump sum as regular taxable income. Mr. Friel received a financial planning allowance of $20,000 for 2013. Each of Messrs. Wilson, Marshak, and Goldberg received an annual financial planning allowance payment of $12,000 for 2013.

•	Executive Physical: Eligible officers may receive reimbursement for a full annual executive physical at the facility of their choice.

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Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums.

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Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to the qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

Mr. Hrusovsky Employment Termination

Mr. Hrusovsky terminated his employment with us effective May 31, 2013. His termination was deemed a voluntary resignation for “good reason” under the “Caliper Life Sciences, Inc. Key Employee Change of Control and Severance Benefit Plan, Amended and Restated as of December 8, 2010”, which we refer to as the Caliper Plan. Under the terms of the Caliper Plan, Mr. Hrusovsky was paid the following severance benefits:

•	Salary continuation equal to his base pay at the time of his termination for up to 24 months, or until he is employed by another company;

•	Continuation of his medical and dental plan benefits under COBRA at the employee contribution rate in effect at the time of his termination; and

•	A lump sum payment equal to his target bonus for the first half 2013 PIP period, prorated through the date of his termination.

Stock options and restricted shares previously granted to Mr. Hrusovsky that were unvested as of his termination date were cancelled or forfeited upon his termination.

We entered into a consulting agreement with Mr. Hrusovsky dated May 10, 2013 under which he was paid for certain consulting services provided to us post-employment. The consulting agreement with Mr. Hrusovsky was terminated effective September 30, 2013.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

For Messrs. Friel, Wilson, Marshak and Goldberg, all of whom were hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make the executive whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of the named executive officer’s stock options and restricted shares vest, and any granted performance units are paid at the target level.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreement issued to Mr. Corbett does not include a tax gross-up for excise taxes imposed under the Internal Review Code, and his equity will vest following a change in control only if his employment is terminated within a specified period of time following the change in control.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, and shares granted under restricted stock grants. Shares held in our 401(k) and our deferred compensation plans are also counted. Stock options are not counted toward the stock ownership level. The committee expects the Chief Executive Officer to hold shares with a fair market value of at least two times his annual base salary. The ownership guideline for our senior vice presidents and above (including our named executive officers) is one and one-half times their annual base salary. As of February 18, 2014, all of our named executive officers were in compliance with these stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be conducted under a pre-established 10b5-1 trading plan. These 10b5-1 plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer stock by our officers.

Clawback Policies

On October 23, 2013, the committee amended our executive officer Performance Incentive Plan to include a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment.

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2001 Incentive Plan and our 2005 Incentive Plan were each approved by shareholders (at our 2001 and 2005 annual meetings of shareholders, respectively). Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders, replacing our 2001 and 2005 Incentive Plans, and since that time has been the sole plan under which we grant equity awards. These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans. All grants to our named executive officers since the 2009 annual meeting of shareholders have been made under our 2009 Incentive Plan.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the exercise price is set on the first day of the open trading window following the release of full year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are generally granted on the 15th day of the month following the employee’s date of hire. In 2010, we began granting restricted stock units, or RSUs, in lieu of stock options to employees below the officer level who receive equity awards. Stock options continue to be awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Mr. Friel is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of 2013, we had 10.7 million shares reserved for future equity grants. We had 4.1 million outstanding options and unvested shares, which represents 3.7% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 13%. In 2013, we granted 0.8 million shares (including shares granted under options and stock grants) or 0.7% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2012, share dilution for our peer companies ranged from a low of 4.7% to a high of 19.1% and the median share dilution for the peer group was 13.5% (shares outstanding plus shares available for future grant, based on information from annual reports on Form 10-K for the fiscal year ended 2012).

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and certain other highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards and performance unit awards, as well as the objective awards it makes under the PIP, as performance-based compensation for this purpose. However, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. To this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Specific to compensation reported in this proxy statement as paid for fiscal year 2013, the following elements do not meet the design requirements of Section 162(m): base salary; the individual performance bonuses paid outside of the regular PIP to Messrs. Friel, Wilson, Marshak, Goldberg and Corbett; and the restricted stock granted in 2011, 2012 and 2013.

Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Nicholas A. Lopardo, Chair

James C. Mullen

Kenton J. Sicchitano

Patrick J. Sullivan

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2013 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2013, (2) individuals who held the role of Chief Financial Officer during 2013, and (3) the other three most highly compensated executive officers for 2013, all of whom were serving as executive officers as of December 29, 2013, and (4) E. Kevin Hrusovsky, who would have been among our three most highly compensated executive officers for 2013, but for the fact that he was not employed by us as of December 29, 2013.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)(3)(4)		Option Awards ($)(2)(4)		Non-Equity Incentive Plan Compensation ($)(4)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)		Total ($)
Robert F. Friel	2013		$978,269		$1,641,658		$1,641,936		$2,139,014	—		$111,114		$6,511,991
Chairman and Chief Executive Officer	2012		$951,923		$1,599,991		$1,599,696		$5,562,329	$1,007,695		$110,976		$10,832,610
	2011		$921,923		$2,885,508		$1,549,273		$5,685,140	$1,669,569		$107,768		$12,819,181

Frank A. Wilson	2013		$469,615		$316,656		$316,718		$545,446	—		$60,093		$1,708,528
Senior Vice President and Chief Financial Officer	2012		$450,962		$303,321		$303,276		$1,176,079	—		$63,581		$2,297,219
	2011		$433,539		$293,329		$293,198		$885,140	—		$63,568		$1,968,774

Daniel R. Marshak	2013		$430,712		$216,485		$216,531		$386,206	—		$60,497		$1,310,431
Senior Vice President and Chief Scientific Officer	2012		$421,135		$212,503		$212,459		$820,823	—		$84,568		$1,751,488
	2011		$408,769		$248,724		$205,906		$801,357	—		$258,488		$1,923,244

Joel S. Goldberg	2013		$394,615		$266,656		$266,712		$457,324	—		$57,850		$1,443,157
Senior Vice President, General Counsel and Secretary	2012 2011	$ $	374,615 354,615	$ $	253,344 309,435	$ $	253,283 239,886	$ $	980,093 1,076,250	— —	$ $	61,306 60,743	$ $	1,922,641 2,040,929

James Corbett	2013		$340,962		$172,514		$172,531		$312,607	—		$18,305		$1,016,919
Senior Vice President and President, Human Health

Former Officer

E. Kevin Hrusovksy Senior Vice President and President, LST	2013 2012		$223,750 $490,385	$ $	429,156 416,655		$$429,235 416,590	$	— 262,500	— —	$ $	1,486,331 16,532	$ $	2,568,472 1,602,662

NOTES

(1)	This column represents base salary amounts earned in fiscal years 2011, 2012 and 2013, respectively.

(2)	Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each named executive officer in fiscal year 2013. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2013.

(3)	The value shown in this column for 2013 reflects the aggregate grant date fair value of restricted shares granted in 2013. On January 24, 2013, the committee approved grants under the 2013 LTIP to Messrs. Friel, Wilson, Marshak, Goldberg, Corbett and Hrusovsky. The shares vest 100% on the third anniversary of the date of grant. All of the restricted shares granted to Mr. Hrusovsky were forfeited when his employment terminated on May 31, 2013. A description of these awards is provided above in the “Compensation Discussion and Analysis”.

(4)

Each of the executive officers named in the Summary Compensation Table received long-term awards in 2013. The awards to Messrs. Friel, Wilson, Marshak, Goldberg, Corbett and Hrusovsky were approved by the committee in January 2013. All of the 2013 awards are disclosed in the 2013 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option and restricted stock awards are also disclosed in the 2013 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. All of the long-term awards granted to Mr. Hrusovsky in 2013 were cancelled or forfeited when his employment terminated on May 31, 2013. Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(5)	The amounts reported in this column reflect short-term incentive bonus payments (PIP and any additional performance bonus) and performance unit cash payments under our LTIP for performance in 2013. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments (PIP + Additional Performance Bonus) ($)	Performance Unit Cash Awards under LTIP ($)	Total ($)
Robert F. Friel	$799,163	$1,339,851	$2,139,014
Frank A. Wilson	$291,881	$253,565	$545,446
Daniel R. Marshak	$208,134	$178,072	$386,206
Joel S. Goldberg	$249,855	$207,469	$457,324
James Corbett	$312,607	$—	$312,607
E. Kevin Hrusovsky	—	—	—

Mr. Corbett did not participate in our 2011 LTIP and therefore was not eligible for performance unit cash awards for the 2013 performance period. Mr. Hrusovsky did not participate in our 2011 LTIP and his employment terminated prior to the completion of the 2013 PIP performance periods. As a result, he did not receive short-term incentive payments or performance unit cash awards for the 2013 performance period. Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(6)	The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation. Due primarily to the rise in interest rates in the United States and an associated increase in discount rates, Mr. Friel’s pension benefit value declined by $162,857 in fiscal year 2013. Please refer to the “2013 Pension Benefits” section below for a full description of our pension and SERP.

(7)	The amounts reported in this column include our 401(k) Excess contributions to our deferred compensation plan for 2013 as follows: Mr. Friel: $36,188; Mr. Wilson: $10,750; Mr. Marshak: $8,794; and Mr. Goldberg: $7,000. Also included are car allowance payments as follows: Mr. Friel: $25,000; Mr. Wilson: $17,498; Mr. Marshak: $17,498; and Mr. Goldberg: $17,498. A financial planning allowance is also included in this column as follows: Mr. Friel: $20,000; and Messrs. Wilson, Marshak, and Goldberg: $12,000 each. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, and the incremental cost of any personal use of tickets to sporting events.

(8)	This column includes amounts paid to Mr. Hrusovsky under the terms of his employment agreement following his termination of employment. These include $1,030,000 in severance to be paid in the form of salary continuation over the two-year period following his termination, a lump sum payment of $300,417 equivalent to his first half 2013 at-target PIP bonus prorated to reflect his employment during the period, $22,284 for continuation of medical coverage under COBRA for up to 18 months, and $38,096 for accrued paid time off. This column also includes fees paid to Mr. Hrusovsky under a post-employment consulting services agreement in the amount of $83,438. More information about Mr. Hrusovsky’s separation payments is provided in the “Compensation Discussion and Analysis”, above.

2013 Grants of Plan-Based Awards

Name	Type (1)	Grant Date	Date of Compensation Committee Approval (2)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)
Robert F. Friel	PU	2/5/2013	1/24/2013	(3)	$820,829	$1,641,658	$3,283,316
	RS-T	2/5/2013	1/24/2013	(4)				48,199				$1,641,658
	OPT	2/5/2013	1/24/2013	(5)					150,612	$33.870	$34.06	$1,641,936
	PIP	N/A	1/24/2013	(6)	$243,125	$486,250	$972,500
	PIP	N/A	7/24/2013	(6)	$246,250	$492,500	$985,000

Frank A. Wilson	PU	2/5/2013	1/24/2013	(3)	$158,328	$316,656	$633,312
	RS-T	2/5/2013	1/24/2013	(4)				9,297				$316,656
	OPT	2/5/2013	1/24/2013	(5)					29,052	$33.870	$34.06	$316,718
	PIP	N/A	1/24/2013	(6)	$81,375	$162,750	$325,500
	PIP	N/A	7/24/2013	(6)	$83,125	$166,250	$332,500

Daniel R. Marshak	PU	2/5/2013	1/24/2013	(3)	$108,243	$216,485	$432,971
	RS-T	2/5/2013	1/24/2013	(4)				6,356				$216,485
	OPT	2/5/2013	1/24/2013	(5)					19,862	$33.870	$34.06	$216,531
	PIP	N/A	1/24/2013	(6)	$64,313	$128,625	$257,250
	PIP	N/A	7/24/2013	(6)	$64,950	$129,900	$259,800

Joel S. Goldberg	PU	2/5/2013	1/24/2013	(3)	$133,328	$266,656	$533,311
	RS-T	2/5/2013	1/24/2013	(4)				7,829				$266,656
	OPT	2/5/2013	1/24/2013	(5)					24,465	$33.870	$34.06	$266,712
	PIP	N/A	1/24/2013	(6)	$68,250	$136,500	$273,000
	PIP	N/A	7/24/2013	(6)	$70,000	$140,000	$280,000

James Corbett	PU	2/5/2013	1/24/2013	(3)	$86,257	$172,514	$345,028
	RS-T	2/5/2013	1/24/2013	(4)				5,065				$172,514
	OPT	2/5/2013	1/24/2013	(5)					15,826	$33.870	$34.06	$172,531
	PIP	N/A	1/24/2013	(6)	$59,063	$118,125	$236,250
	PIP	N/A	7/24/2013	(6)	$60,375	$120,750	$241,500

E. Kevin Hrusovsky	PU	2/5/2013	1/24/2013	(3)	$214,578	$429,156	$858,312
	RS-T	2/5/2013	1/24/2013	(4)				12,600				$429,156
	OPT	2/5/2013	1/24/2013	(5)					39,373	$33.870	$34.06	$429,235
	PIP	N/A	1/24/2013	(6)	$88,813	$177,625	$355,250

NOTES

(1)	The awards shown in this table were granted under our 2009 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PU = Performance units

RS-T = Restricted stock with time-based vesting schedule

OPT = Stock options

PIP = Performance Incentive Program (short-term incentive bonus)

(2)	On January 24, 2013, the compensation and benefits committee reviewed stock option, restricted stock and performance unit grants for all of our named executive officers, and approved them with an effective grant date of the third business day following the release of our 2012 full year earnings, which was February 5, 2013. Therefore, the date of grant was after the release of material information regarding our 2012 financial performance.

(3)

Eligible named executive officers received a grant of performance units in 2013 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the performance unit program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, our estimate of the maximum amount payable. The stock price used for calculation of estimated payments to all our named executive officers is $34.06, which was the closing stock price on the date the awards were granted. All of the performance units granted to Mr. Hrusovsky in 2013 were forfeited upon the termination of his employment on May 31, 2013.

(4)	Our named executive officers received a grant of restricted shares in 2013 under our LTIP which vests 100% three years following the date of grant. All of the restricted shares granted to Mr. Hrusovsky in 2013 were forfeited upon the termination of his employment on May 31, 2013. A description of the restricted stock portion of our LTIP is provided in the “Compensation Discussion and Analysis.”

(5)	Each of the named executive officers received a grant of stock options in 2013. Stock options granted to all of our named executive officers were granted under our 2009 Incentive Plan. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The shares vest in three equal annual installments and may be exercised for seven years from the date of grant. All of the stock options granted to Mr. Hrusovsky in 2013 were forfeited upon the termination of his employment on May 31, 2013. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2013 stock option grants and our equity grant practices.

(6)	Each of the named executive officers participated in our PIP bonus program in 2013. On January 24, 2013, the compensation and benefits committee approved PIP financial goals for the first half of the fiscal year. On July 24, 2013, the committee approved financial goals for the second half of the fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target PIP for the half-year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the half-year performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the half-year performance period, our estimate of the maximum amount payable.

Messrs. Friel, Wilson, Marshak, Goldberg and Corbett participated in both the first half and second half 2013 PIP performance periods. The actual PIP payments for the first and second half 2013 performance periods have been made. Mr. Hrusovsky terminated employment with us prior to the end of the first half PIP performance period and therefore did not receive a payment for the first half PIP and did not participate in the second half PIP. The total 2013 PIP payment to each named executive officer and a description of the PIP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert F. Friel	0	(1)	150,612	$33.870	2/5/2020
	72,859	(1)	145,720	$26.145	2/7/2019
	132,224	(1)	66,113	$26.580	2/8/2018
	252,101	(1)	0	$21.005	2/9/2017
	379,774	(1)	0	$12.945	2/3/2016
	249,715	(1)	0	$25.020	1/29/2015
						48,199	(2)	$1,984,835
						61,115	(3)	$2,516,716
						58,031	(4)	$2,389,717

Frank A. Wilson	0	(1)	29,052	$33.870	2/5/2020
	13,813	(1)	27,626	$26.145	2/7/2019
	25,023	(1)	12,512	$26.580	2/8/2018
	46,611	(1)	0	$21.005	2/9/2017
	32,760	(1)	0	$16.205	5/18/2016
						9,297	(2)	$382,850
						11,586	(3)	$477,111
						10,982	(4)	$452,239

Daniel R. Marshak	0	(1)	19,862	$33.870	2/5/2020
	9,676	(1)	19,354	$26.145	2/7/2019
	17,573	(1)	8,787	$26.580	2/8/2018
	31,513	(1)	0	$21.005	2/9/2017
	32,552	(1)	0	$12.945	2/3/2016
	19,292	(1)	0	$25.020	1/29/2015
						6,356	(2)	$261,740
						8,117	(3)	$334,258
						7,712	(4)	$317,580

Joel S. Goldberg	0	(1)	24,465	$33.870	2/5/2020
	11,536	(1)	23,072	$26.145	2/7/2019
	20,473	(1)	10,237	$26.580	2/8/2018
	38,095	(1)	0	$21.005	2/9/2017
	57,292	(1)	0	$12.945	2/3/2016
	17,000	(1)	0	$27.640	7/21/2015
						7,829	(2)	$322,398
						9,677	(3)	$398,499
						8,985	(4)	$370,002

James Corbett	0	(1)	15,826	$33.870	2/5/2020
	6,261	(1)	12,523	$26.145	2/7/2019
	13,180	(1)	6,590	$26.580	2/8/2018
	23,876	(1)	0	$19.470	7/15/2017
	3,899	(1)	0	$21.005	2/9/2017
	10,000	(1)	0	$12.945	2/3/2016
						5,065	(2)	$208,577
						5,252	(3)	$216,277
						5,784	(4)	$238,185

E. Kevin Hrusovsky	—	(5)	—			—	(5)	—

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 5, 2013.

(3)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 7, 2012.

(4)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 8, 2011.

(5)	Mr. Hrusovsky had no outstanding equity awards at 2013 fiscal year-end.

(6)	This column provides the value of unvested restricted shares based on the closing price of our stock on the last business day of our fiscal year 2013 ($41.18).

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Robert F. Friel	253,461	$4,502,032	96,805	$3,357,474
Frank A. Wilson	—	—	13,276	$461,341
Daniel R. Marshak	27,183	$418,032	9,776	$339, 508
Joel S. Goldberg	—	—	12,150	$421,874
James Corbett	—	—	7,114	$240,882
E. Kevin Hrusovsky	18,974	$212,456	—	—

NOTES

(1)	Reflects restricted shares which vested in fiscal year 2013. On February 9, 2013, restricted stock granted to Messrs. Friel, Wilson, Marshak and Goldberg on February 9, 2010 under the 2010 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Mr. Friel: 71,805; Mr. Wilson: 13,276; Mr. Marshak: 8,976; and Mr. Goldberg: 10,850. On February 8, 2013, restricted stock granted to Messrs. Friel, Marshak and Goldberg on February 8, 2011 vested. The shares vested 50% two years following the date of grant in the following amounts: Mr. Friel: 25,000; Mr. Marshak: 800; and Mr. Goldberg: 1,300. On July 15, 2013, 6,733 restricted shares granted to Mr. Corbett on July 15, 2010 vested. The shares vested 100% three years following the date of grant. On February 9, 2013, 381 restricted stock units granted to Mr. Corbett on February 9, 2010 vested. The units vested one-third three years following the date of grant.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

2013 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our named executive officers and the number of years of service credited to each of the named executive officers under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP. There were no payments made to the named executive officers during fiscal year 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Robert F. Friel	PerkinElmer, Inc. Employees Retirement Plan	4.17	$86,890	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	14.92	$4,527,747	—

Frank A. Wilson	PerkinElmer, Inc. Employees	—	—	—
Retirement Plan
	PerkinElmer, Inc. Supplemental	—	—	—
Executive Retirement Plan

Daniel R. Marshak	PerkinElmer, Inc. Employees	—	—	—
Retirement Plan
	PerkinElmer, Inc. Supplemental	—	—	—
Executive Retirement Plan

Joel S. Goldberg	PerkinElmer, Inc. Employees	—	—	—
Retirement Plan
	PerkinElmer, Inc. Supplemental	—	—	—
Executive Retirement Plan

James Corbett	PerkinElmer, Inc.	—	—	—
Employees Retirement Plan
	PerkinElmer, Inc. Supplemental	—	—	—
Executive Retirement Plan

E. Kevin Hrusovsky	PerkinElmer, Inc.	—	—	—
Employees Retirement Plan
	PerkinElmer, Inc. Supplemental	—	—	—
Executive Retirement Plan

NOTES

(1)	For the Employees Retirement Plan, Mr. Friel’s number of years of credited service varies from years of actual service with PerkinElmer because his accrual ceased March 15, 2003. Messrs. Wilson, Marshak, Goldberg, and Corbett (and Mr. Hrusovsky while he was employed with us) have no credited service because they joined PerkinElmer after the plan was closed to new members and are not eligible.

Mr. Friel is the sole active participant eligible for benefits under the SERP and his number of years of credited service under that plan matches his years of service with PerkinElmer. Messrs. Wilson, Marshak, Goldberg and Corbett (and Mr. Hrusovsky while he was employed with us) are not eligible for this plan and therefore show zero years of credited service for the SERP.

(2)	Mr. Friel is 100% vested in his benefits under the SERP as he has satisfied the age and service requirements. Mr. Friel is also vested in his Employees Retirement Plan benefit because he has at least five years of vesting service credit under the plan.

(3)	The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2013.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan. As of February 1, 2011, this plan no longer provides active benefit accruals. We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments business and our corporate office. Future benefit accruals for employees of our former Optoelectronics business ceased effective January 31, 2011. None of the named executive officers accrued benefits under the retirement plan after March 15, 2003.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2013, the maximum annual compensation for these purposes was $255,000. The maximum benefit payable from the retirement plan for 2013 was $205,000 payable under the Employees Retirement Plan normal annuity form.

All of our employees who participate in the retirement plan are required either to complete five years of service with the Company or reach their normal retirement date while employed by the Company, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits to officers who became eligible for the plan prior to its closure. We closed the SERP to new participants effective July 1, 2000. Mr. Friel is the sole active participant in the SERP. Messrs. Wilson, Marshak, Goldberg, and Corbett joined PerkinElmer after the plan was closed to new entrants and therefore are not eligible for SERP participation. Mr. Hrusovsky also joined PerkinElmer after the plan was closed to new entrants and therefore was not eligible for SERP participation while he was employed with us. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service, or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Friel has satisfied the five year service requirement and became vested in the supplemental plan and eligible for early retirement upon reaching age 55 in 2010.

The change in the value of pension benefits in 2013 for Mr. Friel is reported in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and further described in footnote 6 to that table. Due primarily to the rise in interest rates in the United States and associated increase to discount rates, Mr. Friel’s pension value for fiscal year 2013 decreased by $162,857. There has been no amendment to the Employees Retirement Plan or SERP, or change in the method of benefit calculation.

2013 Non-Qualified Deferred Compensation

The following table presents 2013 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert F. Friel	—	$36,188	$17	—	$200,795
Frank A. Wilson	—	$10,750	$5,394	—	$46,165
Daniel R. Marshak	—	$8,794	$7,769	—	$50,791
Joel S. Goldberg	—	$7,000	$5,679	—	$35,871
James Corbett	—	—	—	—	—
E. Kevin Hrusovsky	—	—	—	—	—

NOTES

(1)	The deferred compensation plan no longer allows participant deferral elections. None of our named executive officers made contributions to the plan in 2013.

(2)	The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)	The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Additional benefits and perquisites” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, eligible participants could elect to defer up to 50% of base salary and up to 100% of annual PIP bonus payments. Executives eligible for awards under our LTIP could also elect to defer up to 100% of performance unit cash payments. Non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2005.

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of his employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of December 29, 2013 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Potential Payments upon Termination or Change in Control for Messrs. Friel, Wilson, Marshak, Goldberg and Corbett

Potential payments to Messrs. Friel, Wilson, Marshak, Goldberg and Corbett upon termination or a change in control are provided under employment agreements and equity award agreements that each of them has entered into with PerkinElmer. The potential payments to them are as follows.

Change in Control

Messrs. Friel, Wilson, Marshak, Goldberg and Corbett are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

The employment and award agreements of Messrs. Friel, Wilson, Marshak, Goldberg and Corbett provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Friel, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	payment of performance units at target;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option); and

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above).

The employment agreements of Messrs. Friel, Wilson, Marshak and Goldberg also provide for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreement entered into between PerkinElmer and Mr. Corbett provides 100% equity vesting only if his employment is terminated within a specified period of time following a change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Messrs. Friel and Marshak, and multiplied by two for Messrs. Wilson, Goldberg and Corbett. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 36 months for Messrs. Friel and Marshak, and for 24 months for Messrs. Wilson, Goldberg and Corbett following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under their employment agreements, Messrs. Friel, Wilson, Marshak and Goldberg are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G. Consistent with that decision, the employment agreement entered into between PerkinElmer and Mr. Corbett does not provide payment of excise tax on any “parachute payments” (as defined in Section 280G).

Termination without Cause

If we terminate the employment of any of Messrs. Wilson, Marshak, Goldberg, or Corbett without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus); and

•	continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment.

Our agreements with Messrs. Wilson, Marshak, Goldberg and Corbett provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

If we terminate Mr. Friel’s employment without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary (meaning generally his base salary plus previous year’s bonus) for a period of two years following the termination and continue to participate in the benefits and arrangements available to him immediately prior to termination. He will also receive:

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term or one year from the termination; and

•	two additional years of credited service under the SERP.

Disability

If any of Messrs. Friel, Wilson, Marshak, Goldberg or Corbett is determined to be “disabled” (as defined in his or her employment agreement) for 180 continuous days, our board of directors may terminate his employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option and restricted stock agreements, 100% of the executive’s stock options and restricted stock will vest upon death or termination due to total disability. The executive, or his estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Messrs. Friel, Wilson, Marshak, Goldberg or Corbett is (1) terminated for cause (as defined in his or her employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his full salary through the date of termination, after which obligations for payment cease.

Other Programs

Performance Unit Program

Our performance unit program under LTIP provides that if a participant’s employment is terminated for any reason other than death or disability prior to the payment of the award, the participant is not entitled to receive the award. If a participant dies or becomes disabled, the award will vest at the target amount and the payment will be prorated to reflect the portion of time that the participant was employed during the performance period. Upon a change in control, the performance unit award will vest at the target amount and will be paid to the participant.

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

Payments upon Termination for Mr. Hrusovsky

Mr. Hrusovsky terminated his employment with us effective May 31, 2013. His termination was deemed a voluntary resignation for “good reason” under the “Caliper Life Sciences, Inc. Key Employee Change of Control and Severance Benefit Plan, Amended and Restated as of December 8, 2010”, which we refer to as the Caliper Plan. Under the terms of the Caliper Plan, Mr. Hrusovsky was paid severance benefits as described under “Compensation Discussion and Analysis — Mr. Hrusovsky Employment Termination”, above.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2013, the last day of our 2013 fiscal year, for Robert F. Friel, our Chairman and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$1,970,000	$—	$—	$—	$2,955,000
Bonus	$—	$2,372,950	$—	$—	$—	$3,559,425
Prorata Bonus	$—	$—	$—	$—	$—	$548,600
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$67,985	$—	$—	$—	$101,978
Perquisite Benefit Continuation	$—	$172,376	$—	$—	$—	$253,564
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	(3)(4)	(5)	(6)	(7)	$8,856,702	$8,856,702
Restricted Stock and Option Awards (8)
Accelerated Vesting of Restricted Stock	$—	$—	$6,891,267	$6,891,267	$6,891,267	$6,891,267
Accelerated Vesting of Options	$—	$—	$4,257,109	$4,257,109	$4,257,109	$4,257,109
Performance Unit Program of LTIP	$—	$—	$4,729,139	$4,729,139	$6,891,268	$6,891,268

Total to Executive	$—	$4,583,311	$15,877,515	$15,877,515	$26,896,346	$34,314,913

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$7,018,927	$11,422,813

NOTES

(1)

As provided in Mr. Friel’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Friel’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	For the “Termination by Company for Cause” scenario, it is assumed that $0 will be payable from the Supplemental Executive Retirement Plan to Mr. Friel. This assumed determination is based upon the Company’s interpretation of Article 8 of the Supplemental Executive Retirement Plan document which states that a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. The Company would need to evaluate the specific facts and circumstances surrounding any “Termination by Company for Cause” scenario in order to determine whether a benefit would be payable under the Supplemental Executive Retirement Plan in an actual termination event.

(4)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Executive Voluntarily” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $509,485 commencing January 1, 2014.

(5)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Company without Cause” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $579,164 commencing January 1, 2014.

(6)	As provided for by the Supplemental Executive Retirement Plan, upon the “Disability” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $509,485 commencing January 1, 2014.

(7)	As provided for by the Supplemental Executive Retirement Plan, upon death, Mr. Friel’s Eligible Spouse is entitled to receive an annual life annuity of $229,269 commencing the first of the month following Mr. Friel’s death, provided Mr. Friel’s Eligible Spouse is still living.

(8)	As provided in Mr. Friel’s employment agreement, in the event of his “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $273,659.

Additionally, as provided in Mr. Friel’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2013, the last day of our 2013 fiscal year, for Frank A. Wilson, our Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$475,000	$—	$—	$—	$950,000
Bonus	$—	$367,029	$—	$—	$—	$734,058
Prorata Bonus	$—	$—	$—	$—	$—	$155,585
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$23,886	$—	$—	$—	$47,773
Perquisite Benefit Continuation	$—	$50,248	$—	$—	$—	$90,496
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$1,312,201	$1,312,201	$1,312,201	$1,312,201
Accelerated Vesting of Options	$—	$—	$810,402	$810,402	$810,402	$810,402
Performance Unit Program of LTIP	$—	$—	$897,930	$897,930	$1,312,200	$1,312,200

Total to Executive	$—	$916,163	$3,020,533	$3,020,533	$3,434,803	$5,412,715

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,487,471

NOTES

(1)

As provided in Mr. Wilson’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Wilson’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Wilson’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Wilson’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2013, the last day of our 2013 fiscal year, for Daniel R. Marshak, our Senior Vice President and Chief Scientific Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$433,000	$—	$—	$—	$1,299,000
Bonus	$—	$273,818	$—	$—	$—	$821,454
Prorata Bonus	$—	$—	$—	$—	$—	$104,427
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$19,738	$—	$—	$—	$59,215
Perquisite Benefit Continuation	$—	$48,292	$—	$—	$—	$124,876
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$913,578	$913,578	$913,578	$913,578
Accelerated Vesting of Options	$—	$—	$564,469	$564,469	$564,469	$564,469
Performance Unit Program of LTIP	$—	$—	$627,666	$627,666	$913,578	$913,578

Total to Executive	$—	$774,848	$2,105,713	$2,105,713	$2,391,625	$4,800,597

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,502,963

NOTES

(1)

As provided in Mr. Marshak’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Marshak equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Marshak’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Marshak equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Marshak’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Marshak’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2013, the last day of our 2013 fiscal year, for Joel S. Goldberg, our Senior Vice President, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$400,000	$—	$—	$—	$800,000
Bonus	$—	$318,885	$—	$—	$—	$637,770
Prorata Bonus	$—	$—	$—	$—	$—	$144,060
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$26,013	$—	$—	$—	$52,026
Perquisite Benefit Continuation	$—	$46,498	$—	$—	$—	$82,996
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$1,090,899	$1,090,899	$1,090,899	$1,090,899
Accelerated Vesting of Options	$—	$—	$675,187	$675,187	$675,187	$675,187
Performance Unit Program of LTIP	$—	$—	$743,134	$743,134	$1,090,899	$1,090,899

Total to Executive	$—	$791,396	$2,509,220	$2,509,220	$2,856,985	$4,573,837

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,213,287

NOTES

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2013, the last day of our 2013 fiscal year, for James Corbett, our Senior Vice President and President, Human Health.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause / Termination by Executive for Good Reason	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason (4)
Compensation
Full Salary
Base salary	$—	$345,000	$—	$—	$—	$690,000
Bonus	$—	$297,773	$—	$—	$—	$595,546
Prorata Bonus	$—	$—	$—	$—	$—	$127,210
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$21,869	$—	$—	$—	$43,739
Perquisite Benefit Continuation	$—	$10,000	$—	$—	$—	$10,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$663,039	$663,039	$—	$663,039
Accelerated Vesting of Options	$—	$—	$400,185	$400,185	$—	$400,185
Performance Unit Program of LTIP	$—	$—	$213,711	$213,711	$424,854	$424,854

Total to Executive	$—	$674,642	$1,276,935	$1,276,935	$424,854	$2,954,573

NOTES

(1)

As provided in Mr. Corbett’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Corbett equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Corbett’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Corbett equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Corbett’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Corbett’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)	The employment agreement entered into between PerkinElmer and Mr. Corbett does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Corbett’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 29, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity compensation plans approved by holders of PerkinElmer securities (2)	3,494,001	$23.34	11,749,599

Total	3,494,001	$23.34	11,749,599

NOTES

(1)	This column reflects shares available for issuance under our 2009 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2009 Incentive Plan at our annual meeting of shareholders in April 2009, these have been the only plans under which we have been authorized to issue shares. In addition to being available for future issuance upon exercise of options that may be granted after December 29, 2013, shares available for issuance under our 2009 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(2)	Includes 1.1 million shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of December 29, 2013. Subsequent to our fiscal year end 2013, 31,854 shares were issued in connection with the offering period that ended December 31, 2013. To the extent that any outstanding option under our 2001 Incentive Plan or 2005 Incentive Plan, both of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2009 Incentive Plan.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 13, 2013, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2014 fiscal year, which ends on December 28, 2014. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure they achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2013, over 85% of our CEO’s target compensation opportunity, and on average 72% of our other named executive officers’ target compensation opportunity, was delivered through variable compensation.

•	Our short- and long-term incentive plan payments in 2013 were in alignment with fiscal year 2013 financial performance.

•

Our total shareholder return (which reflects the percentage increase in our stock price for the period plus dividends received) was 64% over the three-year period ending in fiscal year 2013, outpacing overall market performance. We believe sustained performance against the combination of revenue, profitability and cash flow financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers. In 2013, the compensation and benefits committee also added a recoupment provision to the executive officer PIP and our Securities Trading Policy was amended to prohibit the pledging of PerkinElmer common stock by our officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis and associated tables and narrative description in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PROPOSAL NO. 4

RE-APPROVE THE PERKINELMER, INC. 2009 INCENTIVE PLAN

We are asking shareholders to re-approve our 2009 Incentive Plan (the “2009 Plan”), solely so that we may continue to grant awards under the 2009 Plan intended to qualify as performance-based compensation under Section 162(m) (“Section 162(m)”) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

We are not seeking to make any changes to the 2009 Plan or to increase the number of shares that we may issue under the 2009 Plan.

Section 162(m) limits to $1 million the deduction that a public company may take with respect to compensation paid to its chief executive officer and the three other most highly compensated executive officers (other than its chief financial officer), as determined in accordance with the applicable rules under Section 162(m). There is an exception to this deduction limitation, however, for “qualified performance-based compensation” meeting the requirements of Section 162(m). In order for awards made under the 2009 Plan to potentially constitute qualified performance-based compensation, the 2009 Plan must: (i) describe the types of employees eligible to receive awards, (ii) specify the types of performance criteria upon which performance awards may be granted (or become payable, vested or exercisable) and (iii) include the maximum amount that may be paid per participant per calendar year pursuant to an award or the formula used to calculate such amount. These material terms, each of which is contained in the 2009 Plan, must be approved by our shareholders every five years in order for us to continue to grant awards under the 2009 Plan that may potentially qualify as performance-based compensation. The 2009 Plan was approved by shareholders in April 2009 at our 2009 annual meeting of shareholders. Accordingly, we are seeking re-approval of the 2009 Plan by shareholders so that we can continue to grant awards under the 2009 Plan intended to qualify as performance-based compensation under Section 162(m).

Approvals Sought

We are asking shareholders to re-approve the 2009 Plan, including, specifically, the material terms of the awards intended to qualify as performance-based compensation under Section 162(m) that may be granted under the 2009 Plan. For purposes of Section 162(m), the material terms of these performance awards include:

•	The persons eligible to receive awards under the 2009 Plan, who are specified in Section 2 of the 2009 Plan;

•	The types of business criteria on which the performance awards may be granted (or become payable, vested or exercisable), which are specified in Section 9(c) of the 2009 Plan; and

•	The maximum compensation that can be paid to an award recipient during any calendar year, which is specified in Section 4(b)(1) of the 2009 Plan.

Shareholder re-approval of the 2009 Plan, including these material terms of performance awards, will allow us to continue to grant awards intended to qualify as performance-based compensation under Section 162(m), thereby permitting us to claim a federal income tax business expense deduction for such compensation.

If shareholders do not approve this proposal, the current terms of the 2009 Plan will continue in effect, however we will no longer be able to grant awards under the 2009 Plan that qualify as performance-based compensation under Section 162(m) unless and until the requisite shareholder approval is obtained in accordance with the provisions of Section 162(m). Our board of directors believes that it is in our best interests that we continue to be able to grant awards under the 2009 Plan that are intended to qualify as performance-based compensation under Section 162(m) so as to allow us to claim federal income tax business expense deductions for such compensation. Accordingly, the board of directors believes re-approval of the 2009 Plan is in the best interests of PerkinElmer and our shareholders and recommends a vote FOR the re-approval of the 2009 Plan.

Summary of the 2009 Plan

The following is a brief summary of the 2009 Plan, a copy of which is attached as Appendix A to this proxy statement.

Types of Awards

The 2009 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards as described below (collectively, “awards”).

Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. Options may be granted at an exercise price which must be equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). In addition, the 2009 Plan limits the number of shares that are available for grant under incentive stock options to 5,000,000 shares. The 2009 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check payable to PerkinElmer, (ii) an irrevocable payment obligation through a broker, (iii) delivery of common stock, (iv) a “cashless exercise” through a broker, or (v) any combination of these forms of payment.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination of common stock and cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. The measurement price of an SAR must be equal to or greater than the fair market value of the common stock on the date of grant. SARs may be granted independently or in tandem with an option.

Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to forfeiture or our right to repurchase all or part of the shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for the award.

Restricted Stock Unit Awards.    Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the shares vest under the terms established by the board of directors.

Other Stock-Based Awards.    Under the 2009 Plan, the board of directors has the right to grant other awards based upon the common stock having the terms and conditions that the board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future.

Cash Awards.    Under the 2009 Plan, the board of directors has the right to grant cash-based awards including awards subject to performance conditions.

Authorized Shares

The 2009 Plan authorizes the issuance of up to 10,000,000 shares of our common stock, plus any shares that were subject to outstanding awards under our Amended and Restated 2001 Incentive Plan or 2005 Incentive Plan at the time that the 2009 Plan was approved by our shareholders to the extent that such awards subsequently expire, or are terminated, surrendered, cancelled or forfeited in whole or in part. As of December 29, 2013, 4.1 million shares were subject to outstanding awards and 10.7 million shares remained available for issuance under the 2009 Plan.

To the extent that any award under the 2009 Plan expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part, or otherwise results in common stock not being issued, the unused common stock covered by the award becomes available for grant under the 2009 Plan, again subject to any limitations under the Code with respect to incentive stock options. However, shares of common stock subject to an award that are delivered by an award holder to us to purchase shares of common stock upon the exercise of an award or to satisfy tax withholding obligations are not added back to the number of shares available for future grant under the 2009 Plan. In addition, shares of common stock that we repurchase on the open market using proceeds from the exercise of an award are not added to the number of shares available for future grant under the 2009 Plan.

If awards granted under the 2009 Plan, excluding options and SARs, are settled in shares of common stock in excess of 2,000,000 shares in the aggregate, each share of common stock issued upon settlement of such awards above this threshold is counted as two shares against the overall limit for shares authorized for issuance under the 2009 Plan.

Administration

The 2009 Plan is administered by the board of directors. Except as may be required by NYSE rules, the board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2009 Plan and to construe and interpret the provisions of the 2009 Plan. Under the terms of the 2009 Plan, the board of directors may delegate authority under the 2009 Plan to one or more committees or subcommittees of the board of directors. The board of directors has authorized the compensation and benefits committee, or the Committee, to administer certain aspects of the 2009 Plan, including the granting of awards to executive officers.

Subject to any applicable limitations contained in the 2009 Plan, the board of directors, the Committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the common stock), (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of common stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of the awards, including conditions for repurchase, issue price and repurchase price.

Performance Conditions

The Committee may determine, at the time of grant that a restricted stock award, restricted stock unit award, cash award or other stock- or cash-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m). The performance criteria for each such award will be based on one or more of the following measures: (1) earnings per share, (2) return on average equity or average assets with respect to a pre-determined peer group, (3) earnings, (4) earnings growth, (5) organic revenue growth, (6) revenues, (7) expenses, (8) stock price, (9) market share, (10) return on sales, assets, equity or investment, (11) regulatory compliance, (12) improvement of financial ratings, (13) achievement of balance sheet or income statement objectives, (14) economic value added, (15) total shareholder return, (16) net operating profit after tax, (17) pre-tax or after-tax income, (18) cash flow, (19) margin or (20) such other objective goals established by the Committee. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown or impairment of any asset, (v) charges for restructuring and rationalization programs, (vi) currency fluctuations, (vii) changes in tax or other laws and (viii) litigation. Such performance measures: (i) may vary by participant and may be different for different awards; (ii) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). The Company believes that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information, the disclosure of which would adversely affect the Company.

Transferability of Awards

Except as the board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. Except as the board of directors may otherwise determine or provide in an award, during the life of the participant, awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers, and directors of the Company and its subsidiaries are eligible to be granted awards under the 2009 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its majority owned subsidiaries.

Except in the case of newly hired or promoted employees, the maximum number of shares with respect to which awards may be granted to any participant under the 2009 Plan may not exceed 800,000 shares per calendar year. For newly hired or promoted employees, the maximum limit is 1,500,000. Additionally, not more than 500,000 shares may be granted subject to performance awards settled in common stock (other than options and SARs) per calendar year. For purposes of these limits, the combination of an option in tandem with SAR is treated as a single award. Additionally, under the 2009 Plan, no single participant may in any calendar year receive a payment in excess of $15,000,000 pursuant to a performance award payable in cash of which up to $5,000,000 may be made for any cash-based annual bonus performance award, and up to $10,000,000 may be made for any multi-year award.

Plan Benefits

All of the Company’s employees, officers and directors are eligible to receive awards under the 2009 Plan, including the Company’s nine executive officers and seven non-employee directors. The granting of awards under the 2009 Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.

As of December 29, 2013, there were options to purchase an aggregate of 3.5 million shares of common stock outstanding under the Amended and Restated 2001 Incentive Plan, the 2005 Incentive Plan and the 2009 Plan at a weighted-average exercise price of $23.34 per share, 648,512 shares of common stock had been issued as restricted stock and restricted stock units under the 2009 Plan and remained outstanding, and 10.7 million shares of common stock were available for future award grants under the 2009 Plan.

Information about awards granted under the 2009 Plan in fiscal year 2013 to our Chief Executive Officer, Chief Financial Officer and other named executive officers can be found under the “2013 Grants of Plan-Based Awards” table on page 44 of this proxy statement.

On March 5, 2014, the last reported sale price of the Company common stock on the New York Stock Exchange was $45.82.

Changes in Capitalization and Reorganization Events

The board of directors is required to make appropriate adjustments in connection with the 2009 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2009 Plan also contains provisions addressing the consequences of any reorganization event, which is defined as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any transfer or disposition of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company. In connection with a reorganization event, the board of directors or the Committee will take any one or more of the following actions as to all or any outstanding awards on the terms that the board or the Committee determines: (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate of the succeeding corporation), (ii) upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of the reorganization event unless exercised within a specified period following the date of the notice, (iii) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon the reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation of the reorganization event a cash payment for each share surrendered in the reorganization event (the “Acquisition Price”), make or provide for a cash payment to an award holder equal to (A) the Acquisition Price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of the awards and any applicable tax withholdings, (v) provide that, in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

Upon the occurrence of a reorganization event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding restricted stock award shall inure to the benefit of the Company’s successor and shall, unless the board of directors or the Committee determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to the common stock subject to such restricted stock award. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any restricted stock award or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically be deemed terminated or satisfied.

Lapsed Awards

If any award expires or is terminated, surrendered, cancelled or forfeited, the unused shares of common stock covered by the award will again be available for grant under the 2009 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code and the limitation under the 2009 Plan that no more than 5,000,000 shares may be granted as incentive stock options.

Substitute Awards

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the board may grant awards in substitution for any options or other stock or stock-based awards granted by the entity or an affiliate of the entity. Substitute awards may be granted on the terms that the board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2009 Plan. Substitute awards will not count against the 2009 Plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants

The board of directors or the Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2009 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

The board of directors may at any time amend, suspend or terminate the 2009 Plan, provided that, to the extent determined by the board, no amendment requiring shareholder approval under any applicable legal, regulatory or listing requirement will become effective until shareholder approval is obtained. The 2009 Plan does not permit the re-pricing of stock options without shareholder consent.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2009 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options    A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.    A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the 2009 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company.    There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL

OF THE PERKINELMER, INC. 2009 INCENTIVE PLAN.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements for fiscal 2013 on a timely basis.

SHAREHOLDER PROPOSALS

FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2015 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 12, 2014.

Shareholders who wish to nominate a director for election at the 2015 annual meeting or who wish to present a proposal at the 2015 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 6, 2015 or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 2, 2015 or has not been held by June 21, 2015, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2015 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

ROBERT F. FRIEL Chairman, Chief Executive Officer and President

Waltham, Massachusetts

March 12, 2014

APPENDIX A

PERKINELMER, INC. 2009 INCENTIVE PLAN

1. Purpose

The purpose of this 2009 Incentive Plan (the “Plan”) of PerkinElmer, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers, and directors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other stock- and cash-based awards (each, an “Award”) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.”

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).

(c) Independent Committee. During such time as the common stock, $1.00 per share, of the Company (the “Common Stock”) is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint a Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” as defined in Rule16b-3 promulgated under the Exchange Act, and an “independent director” as defined by the national stock exchange on which the Common Stock is listed. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(d) Delegation of Granting Authority. For the sake of clarity, to the extent permitted by applicable law, the Board may delegate to one or more Committees of the Board the power to grant Options and other Awards (subject to any limitations under the Plan) to employees of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such directors (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that such Committee may grant; provided further, however, that only the Board or a Committee appointed pursuant to Section 3(c) above shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(e) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by the national stock exchange on which the Common Stock is listed.

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to the Total Authorized Shares (as defined below). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. For purposes of the Plan, “Total Authorized Shares” shall mean a number of shares of the Common Stock as is equal to the following sum: (i) 10,000,000; and (ii) the number of shares of Common Stock subject to outstanding awards as of the date of approval of the Plan by the shareholders of the Company (the “Approval Date”) under the Company’s Amended and Restated 2001 Incentive Plan (the “2001 Plan”) and the Company’s 2005 Incentive Plan (the “2005 Plan” and with the 2001 Plan, the “Prior Plans”) that become available after the Approval Date because an Award made under the Prior Plans (A) expires or is terminated, surrendered or cancelled after the Approval Date without having been fully exercised or (B) is forfeited in whole or in part after the Approval Date subject, however, in the case of Awards of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code and provided, however, that no more than 5,000,000 shares shall be available for grant as Awards of Incentive Stock Options (as hereinafter defined).

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Sections 4(b)(2) and 4(b)(3), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled only in cash shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section in proportion to the portion of the SAR actually exercised regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards. Subject to adjustment under Section 10, to the extent the aggregate Awards that are settled in Common Stock (other than Options and SARs) exceed two million shares, such excess Awards shall be counted against the share limit specified in Section 4(a)(1) as two shares for each share of Common Stock issued upon settlement of such Awards.

(b) Sub-limits. Subject to adjustment under Section 10, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan to any Participant under the Plan shall be 800,000 per calendar year, except that for the calendar year in which falls either (i) the date on which a Participant’s employment at the Company commences or (ii) the effective date of a Participant’s promotion to a more senior position within the Company (as determined in the discretion of the Board), the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan in such calendar year to such a newly hired or newly promoted Participant shall be 1,500,000. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The maximum number of shares of Common Stock with respect to which Performance Awards settled in Common Stock (other than Options or SARs) may be granted under the Plan in any calendar year to any Participant shall be 500,000. In addition to the foregoing annual grant limits for Awards settled in Common Stock, no single Participant may in any calendar year receive a payment in excess of $15,000,000 pursuant to a Performance Award under the Plan payable in cash. Of the $15,000,000 annual cash limit, the maximum payment which may be made to any single Participant in any calendar year pursuant to a cash-based annual bonus Performance Award under the Plan shall not exceed $5,000,000, and the maximum payment which may be made to any single Participant in any calendar year pursuant to a cash-based long-term incentive Performance Award under the Plan shall not exceed $10,000,000 for each calendar year of a multi-year Award. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Directors. Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan to any director under the Plan shall be 50,000 per calendar year.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of PerkinElmer, Inc., any of PerkinElmer, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Board pursuant to Section 12(d), including without limitation, the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(g) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the Option so exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise;

(5) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Other than adjustments pursuant to Section 10, unless such action is approved by the Company’s shareholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option and (2) the Board may not cancel any outstanding Option and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date unless another date is established by the Board in the SAR.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(c) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR with a measurement price to be determined on a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(e) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board.

(f) Limitation on Repricing. Unless such action is approved by the Company’s shareholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments under Section 10) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7. Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect for shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(3) Deferred Delivery of Shares. The Board may, at the time any Restricted Stock Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify in the applicable Award. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place. The Board may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify in the applicable Award.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Code Section 409A.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8. Other Stock-Based and Cash-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards payable in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

9. Performance Awards.

(a) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants.

(b) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) composed solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee or subcommittee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (1) earnings per share, (2) return on average equity or average assets with respect to a pre-determined peer group, (3) earnings, (4) earnings growth, (5) organic revenue growth, (6) revenues, (7) expenses, (8) stock price, (9) market share, (10) return on sales, assets, equity or investment, (11) regulatory compliance, (12) improvement of financial ratings, (13) achievement of balance sheet or income statement objectives, (14) economic value added, (15) total shareholder return, (16) net operating profit after tax, (17) pre-tax or after-tax income, (18) cash flow, (19) margin or (20) such other objective goals established by the Committee. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items,

(ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown or impairment of any asset, and (v) charges for restructuring and rationalization programs, (vi) currency fluctuations, (vii) changes in tax or other laws and (viii) litigation. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

10. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limits and share counting rules set forth in Sections 4(a), and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the measurement price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of

Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per-share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the consummation of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, either initially or by amendment. Upon the consummation of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. Subject to Section 9(d), the Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(f) with respect to repricings, Section 9 with respect to Performance Awards or Section 12(d) with respect to actions requiring shareholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10 hereof.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Except as otherwise provided in Section 9(d) , the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

12. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s shareholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s shareholders approve such amendment if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require shareholder approval under the rules of the national stock exchange on which the Common Stock is listed may be made effective unless and until the Company’s shareholders approve such amendment; and (iii) if such stock exchange amends its rules that apply to listed companies such that such rules no longer require shareholder approval of “material revisions” or “material amendments”, as applicable, to equity compensation plans, then, from and after the effective date of such amendment to the relevant exchange rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. Awards may be made subject to shareholder approval of any amendment to the Plan.

(e) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Non U.S. Employees. Awards may be granted to Participants who are non-U.S. citizens or residents employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Board’s obligation with respect to tax equalization for Participants on assignments outside their home country. The Board may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

(g) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not satisfy the conditions of that section.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 22, 2014, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX B FORM OF PROXY CARD

PERKINELMER, INC. 940 WINTER STREET WALTHAM, MA 02451-1457

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

M52009-P33596-Z59609
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERKINELMER, INC. The Board of Directors recommends you vote FOR the following proposals:
1. To elect eight nominees for director for terms of one year each:		For	Against	Abstain		For	Against	Abstain
1a. Peter Barrett		☐	☐	☐	2. To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐
1b. Robert F. Friel		☐	☐	☐
1c. Nicholas A. Lopardo		☐	☐	☐
1d. Alexis P. Michas		☐	☐	☐	3. To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐
1e. James C. Mullen		☐	☐	☐
1f. Vicki L. Sato, Ph.D		☐	☐	☐	4. To re-approve the PerkinElmer, Inc. 2009 Incentive Plan.	☐	☐	☐
1g. Kenton J. Sicchitano		☐	☐	☐
1h. Patrick J. Sullivan		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

NOTE: Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

B-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52010-P33596-Z59609

PERKINELMER, INC. Annual Meeting of Shareholders April 22, 2014 10:30 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert F. Friel and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 22, 2014, at 10:30 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the approval of our executive compensation and FOR the re-approval of the PerkinElmer, Inc. 2009 Incentive Plan.

Continued and to be signed on reverse side

B-2